EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

ARTIUS ACQUISITION INC.,

ZERO CARBON MERGER SUB INC.,

and

MICROMIDAS, INC.

DATED AS OF FEBRUARY 16, 2021

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ARTIUS AND MERGER SUB		63
4.1	Organization; Authority; Enforceability	63
4.2	Capitalization	64
4.3	Brokerage	65
4.4	Trust Account	66
4.5	Artius SEC Documents; Controls	66
4.6	Information Supplied	68
4.7	Litigation	69
4.8	Listing	69
4.9	Investment Company	69
4.10	Noncontravention	69
4.11	Business Activities	70
4.12	Tax Matters	71
4.13	Affiliate Transactions	73
4.14	Compliance with Laws	73
4.15	Employees	73
4.16	PIPE Investment	73
4.17	Inspections; Company	74

ARTICLE V INTERIM OPERATING COVENANTS		74

5.1	Interim Operating Covenants of the Company	74
5.2	Interim Operating Covenants of Artius	78

ARTICLE VI PRE-CLOSING AGREEMENTS		80

6.1	Reasonable Best Efforts; Further Assurances	80
6.2	Trust & Closing Funding	80
6.3	Listing	81
6.4	Confidential Information	81
6.5	Access to Information	81
6.6	Notification of Certain Matters	82
6.7	Regulatory Approvals; Efforts	82
6.8	Communications; Press Releases	84
6.9	Registration Statement	84
6.10	Artius Stockholder Meeting; Board Recommendation	86
6.11	Expenses	87
6.12	Directors and Officers	87
6.13	Equity Financing; Cooperation	88
6.14	Stock Transactions	89
6.15	Exclusivity	90
6.16	Tax Matters	90
6.17	Additional Support Agreements	91
6.18	Company Stockholder Approval	92
6.19	LTIP; ESPP	92
6.20	Delivery of Financial Statements	92
6.21	Domestication	93
6.22	Name Change	93
6.23	Artius Warrants	93
6.24	Section 280G	93

ARTICLE VII TERMINATION		94

7.1	Termination	94
7.2	Effect of Termination	95

ARTICLE VIII MISCELLANEOUS		96

8.1	Amendment and Waiver	96
8.2	Waiver of Remedies; Survival of Representations and Warranties	96
8.3	Notices	97
8.4	Assignment	97
8.5	Severability	98
8.6	Interpretation	98
8.7	Entire Agreement	99
8.8	Counterparts; Electronic Delivery	99
8.9	Governing Law; Waiver of Jury Trial; Jurisdiction	99
8.10	Trust Account Waiver	100
8.11	Specific Performance	101
8.12	No Third-Party Beneficiaries	101
8.13	Disclosure Letters and Exhibits	101
8.14	No Recourse	102
8.15	Legal Representation	103
8.16	Acknowledgements	104
8.17	Equitable Adjustments	105

EXHIBITS

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Lock-up Agreement
Exhibit C	Form of Company Transaction Support Agreement
Exhibit D	Artius Board Members

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of February 16, 2021, by and among (i) Artius Acquisition Inc., a Cayman Islands exempted company (“Artius”), (ii) Micromidas, Inc., a Delaware corporation (the “Company”), and (iii) Zero Carbon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Artius (“Merger Sub”). Each of Artius, the Company, and Merger Sub is also referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, (a) Artius is a special purpose acquisition company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses and (b) Merger Sub is a newly formed, wholly owned, direct subsidiary of Artius that was formed for the purposes of consummating the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, prior to the Closing, (a) Artius will domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and de-register as a Cayman Islands exempted company in accordance with Section 206 of the Cayman Islands Companies Act (As Revised) (the “Domestication”), (b) pursuant to the Domestication, Artius shall adopt the Interim Artius Certificate of Incorporation and the Artius Bylaws, and (c) pursuant to the Domestication, Artius will request a certificate of de-registration from the Registrar of Companies of the Cayman Islands;

WHEREAS, at the Closing, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and, after giving effect to the Merger, becoming a wholly owned Subsidiary of Artius, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL;

WHEREAS, concurrently with the execution of this Agreement, Artius has entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Artius has agreed to issue and sell to the PIPE Investors, an aggregate number of shares of Artius Class A Common Stock as set forth in the Subscription Agreements, at $10.00 per share, in exchange for an aggregate purchase price of $200,000,000 (the “PIPE Investment Amount”) in a private placement or placements to be consummated substantially concurrently with, but immediately prior to, the Closing, on the terms and subject to the conditions set forth in such Subscription Agreements (such issuance and sale, the “PIPE Investment”);

WHEREAS, for U.S. federal and applicable state income tax purposes, the Parties intend that (a) the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Intended Tax Treatment”) and (b) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor has entered into a letter agreement substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed to (i) vote all of its Artius Class B Ordinary Shares in favor of the Artius Stockholder Voting Matters and (ii) certain restrictions on certain of its shares of Artius Class A Common Stock (the “Sponsor Vesting Shares”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Artius, the Sponsor and certain existing stockholders of the Company has entered into a Lock-Up Agreement, substantially in the form attached hereto as Exhibit B, to be effective upon the Closing (the “Lock-up Agreement”);

WHEREAS, immediately prior to the Effective Time, each share of Artius Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Artius Governing Documents into one share of Artius Class A Common Stock;

WHEREAS, simultaneously with the Closing, the Company, Artius, the Sponsor and certain existing stockholders of the Company will enter into an Investor Rights Agreement, in a form to be mutually agreed by the parties prior to the Effective Time (the “Investor Rights Agreement”);

WHEREAS, simultaneously with the execution of this Agreement, the Company, Artius and certain existing stockholders of the Company sufficient to approve the adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Transactions”) have entered into transaction support agreements in the form attached hereto as Exhibit C (the “Company Transaction Support Agreements”), which provide that as promptly as practicable following the time at which the Registration Statement shall have been declared effective and made available to the stockholders of the Company, the Company stockholders party thereto will approve and adopt this Agreement and the Transactions in accordance with all applicable Laws, the Company Governing Documents and Contracts by which any Acquired Company is bound, in accordance with Section 251 of the DGCL (the “Company Stockholder Approval”) through a written consent pursuant to Section 228 of the DGCL;

WHEREAS, the respective boards of directors or similar governing bodies of each of Artius, the Company and Merger Sub have each approved and declared advisable the Transactions and resolved to recommend to their respective stockholders the Transactions upon the terms and subject to the conditions of this Agreement and, in accordance with the DGCL and the Cayman Islands Companies Law (2020 Revision); and

WHEREAS, in furtherance of the Transactions, Artius shall provide an opportunity to the Artius Stockholders to have their Artius Class A Ordinary Shares redeemed for consideration on the terms and subject to the conditions set forth in the Artius Governing Documents and the Trust Agreement in conjunction with obtaining the Required Artius Vote.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“280G Approval” has the meaning set forth in Section 6.24.

“280G Waiver” has the meaning set forth in Section 6.24.

“2010 Stock Incentive Plan” means the Micromidas, Inc. 2010 Stock Incentive Plan, as amended and restated on March 30, 2010.

“2020 Equity Incentive Plan” means the Micromidas, Inc. 2020 Equity Incentive Plan, adopted on October 7, 2020.

“Acquired Companies” means the Company and its Subsidiaries.

“Additional Support Agreements” has the meaning set forth in Section 6.17.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise; provided, however, that in no event shall the Company be considered an affiliate of any portfolio company (other than the Company) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Aggregate Liquidation Preference Consideration” means a number of shares of Artius Class A Common Stock equal to (a) the sum of (i) the Series A Aggregate Liquidation Preference Amount, plus (ii) the Series B Aggregate Liquidation Preference Amount, plus (ii) the Series C Aggregate Liquidation Preference Amount, divided by (b) the Artius Trading Price.

“Aggregate Stock Consideration” means 78,213,000 shares of Artius Class A Common Stock less the Closing Adjustment Shares.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Target” has the meaning set forth in Section 6.15(b).

“Ancillary Agreements” means the Investor Rights Agreement, the Lock-up Agreement, the Subscription Agreements, the Company Transaction Support Agreements, any Additional Support Agreements, the Sponsor Letter Agreement, and each other agreement, document, instrument and certificate entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended (also known as the Bank Secrecy Act), the U.S. Money Laundering Control Act of 1986, as amended, the U.K. Proceeds of Crime Act 2002, and any other applicable Law related to money laundering of any jurisdictions in which the Acquired Companies conduct business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Antitrust Laws” has the meaning set forth in Section 6.7(c).

“Artius” has the meaning set forth in the Preamble.

“Artius A&R Memorandum and Articles” means the Amended and Restated Memorandum and Articles of Association of Artius, dated as of July 13, 2020.

“Artius Accounting Principles” means: (a) the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in Artius’ audited consolidated financial statements for the fiscal year ending on December 31, 2020; (b) to the extent not addressed in clause (a) above, the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the unaudited consolidated balance sheet of Artius for the nine months ended September 30, 2020; and (c) to the extent not addressed in clauses (a) or (b) above, GAAP. Clause (a) in the preceding sentence shall prevail over clauses (b) and (c), and clause (b) shall prevail over clause (c).

“Artius Affiliated Transactions” has the meaning set forth in Section 4.13.

“Artius Balance Sheet” has the meaning set forth in Section 4.11(c).

“Artius Board” means the board of directors of Artius.

“Artius Board Recommendation” has the meaning set forth in Section 6.10(b).

“Artius Bylaws” means the bylaws of Artius following the Domestication, in a form to be mutually agreed by the parties prior to the Effective Time.

“Artius Capital Stock” means (a) prior to the Domestication, the Artius Class A Ordinary Shares and the Artius Class B Ordinary Shares and (b) following the Domestication, the Artius Class A Common Stock and the Artius Class B Common Stock.

“Artius Cash on Hand” means, as of immediately prior to the Closing (and for avoidance of doubt, after giving effect to the PIPE Investment and the Artius Share Redemptions), an aggregate amount equal to the sum of (without duplication) (a) the cash in the Trust Account, less amounts required for the Artius Share Redemptions, plus (b) the aggregate proceeds received by Artius from the PIPE Investment.

“Artius Certificate of Incorporation” means the certificate of incorporation of Artius following the Effective Time, in a form to be mutually agreed by the parties prior to the Effective Time.

“Artius Change in Recommendation” has the meaning set forth in Section 6.10(b).

“Artius Class A Common Stock” means, following the Domestication, the Class A common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation (or, following the Effective Time, the Artius Certificate of Incorporation).

“Artius Class A Ordinary Shares” means, prior to the Domestication, the Class A ordinary shares of Artius, par value one ten-thousandth of one dollar ($0.0001) per share.

“Artius Class B Common Stock” means, following the Domestication, the Class B common stock of Artius, par value one ten-thousandth of one dollar ($0.0001) per share, to be authorized pursuant to the Interim Artius Certificate of Incorporation.

“Artius Class B Ordinary Shares” means, prior to the Domestication, the Class B ordinary shares of Artius, par value one ten-thousandth of one dollar ($0.0001) per share.

“Artius Closing Report” has the meaning set forth in Section 2.2(a).

“Artius Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation or similar business combination with or acquisition of, purchase of all or substantially all of the assets or equity of, or similar business combination with or other transaction that would constitute a Business Combination with or involving Artius and any Person, other than the Company; provided that, notwithstanding anything herein to the contrary, “Artius Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than Artius) that is an Affiliate of the Sponsor or the Sponsor’s equityholders so long as such transaction, arrangement, Contract or understanding does not (i) involve Artius or any assets (including, for this purpose, the Trust Account and the PIPE Investment) or Equity Interests or debt securities of Artius or (ii) impede, interfere with or prevent, or that would not reasonably be expected to materially delay, the Transactions.

“Artius Executives” means Charles Drucker and Boon Sim.

“Artius Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage) and Sections 4.10(a) (solely with respect to clauses (B) and (C) thereof) and 4.10(b) (Noncontravention).

“Artius Governing Documents” means, prior to the Domestication, the Artius A&R Memorandum and Articles, and following the Domestication, the Interim Artius Certificate of Incorporation, the Artius Certificate of Incorporation and the Artius Bylaws, as applicable.

“Artius Group” has the meaning set forth in Section 8.15(b).

“Artius IPO” has the meaning set forth in Section 8.10.

“Artius Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate would prevent, materially impair or materially delay the ability of Artius to perform its obligations under this Agreement and to consummate the Transactions.

“Artius Parties” has the meaning set forth in Section 8.2(a).

“Artius Pre-Closing Conversion” has the meaning set forth in Section 2.1(d).

“Artius Preference Shares” has the meaning set forth in Section 4.2(a).

“Artius Private Warrants” has the meaning set forth in Section 4.2(a).

“Artius Public Securities” has the meaning set forth in Section 4.8.

“Artius Public Warrants” has the meaning set forth in Section 4.2(a).

“Artius Sale” means the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Artius representing more than 50% of the combined voting power of Artius’ then outstanding voting securities, (ii) there is consummated a merger or consolidation of Artius with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Artius immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Artius immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, (iii) there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, other than such sale or other disposition by Artius of all or substantially all of the assets of Artius and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Artius in substantially the same proportions as their ownership of Artius immediately prior to such sale, or (iv) any liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Artius Stockholders having the right to exchange their shares of Artius Class A Common Stock for cash, securities or other property.

“Artius SEC Documents” has the meaning set forth in Section 4.5(a).

“Artius Share Redemption” means the election of an eligible holder of Artius Class A Ordinary Shares (as determined in accordance with the applicable Artius Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Artius Class A Ordinary Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the funds in the Trust Account (as determined in accordance with the applicable Artius Governing Documents and the Trust Agreement), by tendering such holder’s Artius Class A Ordinary Shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Artius Stockholder Meeting.

“Artius Stockholder Meeting” has the meaning set forth in Section 6.10(a).

“Artius Stockholder Voting Matters” means, collectively, (a) approval of this Agreement and the Transactions, (b) approval of the Artius Certificate of Incorporation and Artius Bylaws, (c) approval of the issuance of more than 20% of the issued and outstanding shares of Artius Class A Common Stock in connection with the Merger and the transactions contemplated by to this Agreement, pursuant to NASDAQ requirements, (d) election of directors of Artius in accordance with Section 2.1(i), (e) approval of the LTIP, (f) approval of the ESPP, (g) approval of the change of the name of Artius to “Origin Materials, Inc.”, (h) adoption and approval of the Domestication, (i) approval of any adjournment of the Artius Stockholder Meeting in the event Artius does not receive the requisite vote to approve the matter set forth in clause (a)-(h) above and (j) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Artius Stockholders in the Registration Statement and agreed to by Artius and the Company.

“Artius Stockholders” means, prior to the Domestication, the holders of Artius Class A Ordinary Shares and Artius Class B Ordinary Shares, and following the Domestication, the holders of Artius Class A Common Stock and Artius Class B Common Stock.

“Artius Trading Price” means the per share value of Artius Class A Common Stock (as adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock prior to the Effective Time), as calculated in accordance with Article IV., Section B(2)(c)(ii)(A) of the Company Charter.

“Artius Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Sponsor or Artius, in each case, as set forth herein.

“Artius Warrant Agreement” has the meaning set forth in Section 5.2(a)(i).

“Artius Warrants” has the meaning set forth in Section 4.2(a).

“Artius’ Disclosure Letter” means the Disclosure Letter delivered by Artius to the Company concurrently with the execution and delivery of this Agreement.

“Asset” has the meaning set forth in Section 3.19(a).

“Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Business Combination” has the meaning ascribed to such term in the Artius A&R Memorandum and Articles.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“CARES Act” means the CARES Act (Pub. L. 116-136 (2020)) and any similar applicable federal, state or local Law in response to COVID-19 pandemic and the associated economic downturn.

“Cash” means, as of any date of determination, with respect to the Acquired Companies (without duplication), (a) all cash, cash equivalents and marketable securities, plus (b) all checks, deposits in transit or amounts held for deposit that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, minus (c) any outstanding checks or other negotiable instruments used like checks of the Acquired Companies, plus (d) any cash used to repay the PPP Loan prior to the Closing.

“Certificate of Merger” has the meaning set forth in Section 2.1(e)(ii).

“Cleary” has the meaning set forth in Section 8.15(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Adjustment Shares” means a number of shares of Artius Class A Common Stock, rounded to the nearest whole number, equal to (i) the sum of the Closing Net Indebtedness Adjustment and the Closing Transaction Expense Adjustment, divided by (ii) $10.00.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Net Indebtedness Adjustment” means the excess, if any, of the Net Indebtedness over $15.3 million.

“Closing Transaction Expense Adjustment” means the excess, if any, of the Company Transaction Expenses over $17.5 million.

“Code” means the Internal Revenue Code of 1986, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Exchange Ratio” means an amount equal to (a) (i) the Aggregate Stock Consideration, minus (ii) the Aggregate Liquidation Preference Consideration, divided by (b) the Company Fully Diluted Share Amount.

“Company” has the meaning set forth in the Preamble.

“Company Accounting Principles” means: (a) the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the Acquired Companies’ audited consolidated financial statements for the fiscal year ending on December 31, 2020; (b) to the extent not addressed in clause (a) above, the policies, practices, bases and methodologies, in particular exercising any valuation and recognition options in the same way, as in the Interim Balance Sheet; and (c) to the extent not addressed in clauses (a) or (b) above, GAAP. Clause (a) in the preceding sentence shall prevail over clauses (b) and (c), and clause (b) shall prevail over clause (c).

“Company Affiliated Transactions” has the meaning set forth in Section 3.22.

“Company Bylaws” means the amended and restated bylaws of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated August 3, 2018, as may be amended from time to time in accordance with Section 5.1.

“Company Closing Report” has the meaning set forth in Section 2.2(c).

“Company Common Stock” means a share of the Company’s common stock, par value $0.0001 per share.

“Company Disclosure Letter” means the Disclosure Letter delivered by the Company to Artius concurrently with the execution and delivery of this Agreement.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, material fringe or other material compensatory or benefit plan, program, policy, practice, arrangement or Contract, but excluding regular salary or wages (each of the foregoing, an “Employee Benefit Plan”), in each case, that is maintained, sponsored or contributed to (or required to be contributed to) by the Acquired Companies or under or with respect to which the Acquired Companies have or may reasonably have any material Liability.

“Company Fully Diluted Share Amount” means an amount equal to, without duplication, the sum of (a) the aggregate number of shares of Common Stock outstanding as of immediately prior to the Effective Time, plus (b) the aggregate number of shares of Common Stock that are issuable upon the conversion in full of all shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Common Stock issuable upon exercise of Company Options outstanding immediately prior to the Effective Time, calculated using the treasury method of accounting, plus (d) the aggregate number of shares of Common Stock that are issuable upon

(i) exercise in full of each Company A Warrant and (ii) conversion in full of shares of Series A Preferred Stock issuable upon such exercise, calculated using the treasury method of accounting, plus (e) the aggregate number of shares of Common Stock that are issuable upon (i) exercise in full of each Company B Warrant and (ii) conversion in full of shares of Series B Preferred Stock issuable upon such exercise, calculated using the treasury method of accounting, plus (f) the aggregate number of shares of Common Stock that are issuable upon the conversion of the Bridge Agreements (as defined in Section 3.4(e) of the Company Disclosure Letter), plus (g) the aggregate number of shares of Common Stock that are issuable upon the conversion of the Unsecured Convertible Notes (as defined in Section 3.4(e) of the Company Disclosure Letter).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.14 (Brokerage) and Sections 3.2(a) (solely with respect to clauses (B) and (C) thereof) and 3.2(b) (Noncontravention).

“Company Governing Documents” means, at any time prior to the Closing, the Amended and Restated Certificate of Incorporation of the Company, dated August 3, 2018, and the Company Bylaws, in each case as may be amended from time to time in accordance with Section 5.1.

“Company Group” has the meaning set forth in Section 8.15(a).

“Company Indemnified Person” has the meaning set forth in Section 6.12(a).

“Company Intellectual Property” means all Intellectual Property and Technology that is owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to, an Acquired Company.

“Company Option” means each option to purchase Company Common Stock issued and outstanding under the Equity Incentive Plans.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by (in each case, whether owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, an Acquired Company.

“Company Parties” has the meaning set forth in Section 8.2(a).

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Products and Processes” means all products, materials, processes and services developed (including products, materials, processes and services for which development is ongoing), manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, sold, offered for sale, imported or exported for resale or licensed out by or on behalf of an Acquired Company (in each case, whether solely or in collaboration with third parties) since its inception, or with respect to which an Acquired Company intends to do the same within twelve (12) months after the date hereof.

“Company Registered Intellectual Property” means all Company Owned Intellectual Property that is registered or applied-for with a Governmental Entity or domain name registrar, whether applied for or registered in the United States or internationally.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Company Series C Preferred Stock” means the shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

“Company Share” means each share of Company Capital Stock.

“Company Stockholders” means the holders of Company Capital Stock immediately prior to the Closing.

“Company Stockholder Approval” has the meaning set forth in the Recitals.

“Company Software” means all Software the rights to which are included in the Company Intellectual Property.

“Company Technology” means all Technology the rights to which are included in the Company Intellectual Property.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, the Acquired Companies as set forth herein, and only to the extent the Company is obligated to pay, has paid or agreed to pay such Transaction Expense, in each case, as set forth herein; provided, however, that to the extent the Company incurs any such Transaction Expense at the direction or request of Artius for matters to occur after the Closing, any such amounts shall not be deemed a Company Transaction Expense.

“Company Transaction Support Agreements” has the meaning set forth in the Recitals.

“Company Warrant” means a Series A Warrant or Series B Warrant issued and outstanding immediately prior to the Effective Time.

“Competing Buyer” has the meaning set forth in Section 6.15(a).

“Competing Transaction” means potential investment in, financing of, license, or sale of any assets (other than a sale of assets in the Ordinary Course of Business, and which could not reasonably be expected to impede, delay, interfere with or prevent the Transactions) or equity or debt securities of the Acquired Companies, whether such transaction takes the form of a sale, merger, liquidation, dissolution, reorganization, recapitalization, consolidation or financing, in each case that could result in a change of control of the Acquired Companies or a public offering of the Acquired Companies’ securities other than with Artius, the Sponsor and their respective

Affiliates and Representatives or the PIPE Investors with respect to the PIPE Investment; provided that the foregoing limitations shall not apply to and shall not restrict the issuance of Company Common Stock pursuant to the exercise of equity securities which are outstanding as of the date of this Agreement and described in Section 3.3(a) or set forth on Section 3.3(b) of the Company Disclosure Letter; provided, further, that the foregoing clause shall not restrict any Pre-Closing Holder, any entity (except for the Company), or any of their respective Related Parties from making proposals or offers or otherwise agreeing to, making, implementing or consummating any transaction not involving (x) the Acquired Companies or (y) any assets or equity or debt securities of the Acquired Companies).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 24, 2020, by and between Artius and the Company, as amended from time to time.

“Contaminant” means any back door, time bomb, Trojan horse, worm, drop dead device, virus or other Software routine or hardware component that permits unauthorized access or the unauthorized disablement or erasure or other harm of Software, hardware or data.

“Contract” means any written or oral contract, agreement, license or Lease, including any amendment or modification made thereto.

“Contributor” has the meaning set forth in Section 3.10(j).

“Cooley” has the meaning set forth in Section 8.15(a).

“Copyrights” has the meaning set forth in the definition of “Intellectual Property”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any applicable quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other applicable Law, Order, directive, guidelines or recommendations by an applicable Governmental Entity in connection with or in response to the COVID-19 pandemic, including the CARES Act.

“D&O Provisions” has the meaning set forth in Section 6.12(a).

“Data Room” has the meaning set forth in Section 8.6.

“DGCL” has the meaning set forth in the Recitals.

“Designs” has the meaning set forth in the definition of “Intellectual Property”.

“Disclosing Party” has the meaning set forth in Section 6.5(a).

“Disclosure Letters” means Artius’ Disclosure Letter and the Company Disclosure Letter.

“Domestication” has the meaning set forth in the Recitals.

“Earnout Exchange Ratio” means the quotient determined by dividing (i) the Earnout Share Number by (ii) the Pre-Closing Origin Holder Aggregate Share Amount.

“Earnout Share Number” means, with respect to each Triggering Event, 8.333 million shares of Artius Class A Common Stock.

“Earnout Shares” has the meaning set forth in Section 2.1(h)(i).

“Effective Time” has the meaning set forth in Section 2.1(e)(ii).

“Employee Benefit Plan” has the meaning set forth in the definition of “Company Employee Benefit Plan”.

“Environmental Laws” means any Laws that (a) relate to pollution, the protection or cleanup of the environment, natural resources, occupational safety and health, or the management, manufacture, generation, labeling, registration, use, treatment, storage, transportation, handling, disposal or Release of or exposure to Hazardous Substances, or (b) regulate, impose liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage), or establish standards of care with respect to any of the foregoing.

“Equity Incentive Plans” means the 2010 Stock Incentive Plan and the 2020 Equity Incentive Plan.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with the Acquired Companies under Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 6.19.

“Executives” means John Bissell, Rich Riley, Nate Whaley, Stephen Galowitz, Ryan Smith, and Josh Lee.

“Export Control Laws” means any applicable export, import, deemed export, transfer, and retransfer controls.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fully-Diluted Artius Common Stock” has the meaning set forth in Section 6.19.

“Fraud” means, with respect to any Party, fraud under Delaware law by such Party with respect to the making of its representations and warranties expressly set forth in this Agreement with the knowledge that such representation or warranty was inaccurate when made with the intent to deceive the other Party and such other Party reasonably relied on such inaccuracy in entering into this Agreement. For the avoidance of doubt, “Fraud” shall not include the doctrines of constructive fraud or equitable fraud.

“Former Employee Option” means each Company Option held by a former employer or service provider of the Company.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Government Official” means (i) any director, officer, employee, agent, or representative (including anyone elected, nominated, or appointed to be a director, officer, employee, agent, or representative) of any Governmental Entity, or anyone otherwise acting in an official capacity on behalf of a Governmental Entity; (ii) any political party, political party official, or political party employee; (iii) any candidate for public or political office; (iv) any royal or ruling family member; or (v) any agent or representative of any of those persons listed in subcategories (i) through (iv).

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, including any public international organization such as the United Nations.

“Hazardous Substances” means any pollutant, contaminant, chemical, or toxic or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents for which liability or standards of care or a requirement for investigation or remediation are imposed under, or that are otherwise subject to, Environmental Law, and including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes imposed on, or with reference to, net income or gross receipts, or any similar Tax or Tax imposed in lieu of such a Tax.

“Indebtedness” means, with respect to a Party, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money (including the PPP Loan, but only to the extent there is an outstanding principal balance as of the Closing); (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including obligations under notes intended to be offset against purchase price obligations under offtake agreements) (excluding any purchase commitments for capital expenditures and any trade account payables incurred in the Ordinary Course of Business); (e) reimbursement obligations under any letters of credit (solely to the extent drawn); (f) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (g) the obligation to repay any funding received under Canadian government research and development programs; (h) aged payables and other one-time payables; and (i) accrued interest in respect of the foregoing.

“Insurance Policies” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to the following in any jurisdiction throughout the world: (a) all patents and utility models and inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures and all improvements thereto (“Patents”), (b) all trademarks, service marks, certification marks, collective marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill symbolized thereby or associated therewith (“Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and related rights (“Copyrights”), (e) all designs, industrial designs and mask works (“Designs”), (f) all trade secrets, know-how, proprietary information (such as processes, techniques, formulae, compositions, data analytics, source code, models and methodologies), business or financial information (such as customer and supplier lists, pricing and cost information and business and marketing plans and proposals), technical or engineering information (such as technical data, algorithms, designs, drawings and specifications) and other non-public or confidential information (“Trade Secrets”), (g) Technology, (h) Software, (i) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Copyrights, Trademarks, Designs or the foregoing clause (c), as applicable, and (j) analogous rights to those set forth above.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Artius Certificate of Incorporation” means the certificate of incorporation of Artius following the Domestication and prior to the Effective Time.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries for the nine months ended September 30, 2020.

“Intervening Event” means any change, effect, event, occurrence or fact that materially affects Artius and its Subsidiaries, taken as a whole, that does not relate to an Artius Competing Transaction and was not known or reasonably foreseeable to the Artius Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Artius Board as of the date of this Agreement), other than any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by Artius.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IRS” has the meaning set forth in Section 3.16(a).

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, databases, data communications lines, routers, hubs, switches and other network and telecommunications equipment and all other information technology equipment, and all associated documentation, in each case, owned by an Acquired Company or outsourced, used, or held for use in the operation of the business of the Acquired Companies.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives after reasonable due inquiry of relevant employees under their supervision; and (b) as used in the phrase “to the Knowledge of Artius” or phrases of similar import means the actual knowledge of the Artius Executives after reasonable due inquiry of relevant employees under their supervision.

“Laws” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Acquired Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which an Acquired Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, rights of first offer or refusal, easements, covenants, restrictions and security interests thereon.

“Lock-up Agreement” has the meaning set forth in the Recitals.

“Lookback Date” means January 1, 2018.

“LTIP” has the meaning set forth in Section 6.19.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, however, that, with respect to the foregoing, none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries, geographic areas or markets in which the Acquired Companies operate; (ii) the public announcement, pendency or consummation of the transactions contemplated by this Agreement, including the negotiation and execution of this Agreement; (iii) changes in applicable Law or GAAP or the official interpretation thereof, in each case effected after the date of this Agreement; (iv) any failure of the Acquired Companies to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying event, circumstance or state of facts giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any strike, embargo, labor disturbance, riot, protests, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including the COVID-19 pandemic and any COVID-19 Measures), epidemic, disease outbreak, or other natural disaster or act of god (including any escalation or general worsening of any of the foregoing); (viii) any national or international political conditions in or affecting any jurisdiction in which the Acquired Companies conduct business; (ix) the engagement in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack; or (x) any consequences arising from any action taken (or omitted to be taken) by the Company at the written request of Artius; provided, however, that any event, circumstance or state of facts resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur only to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Acquired Companies, taken as a whole, relative to other comparable entities operating in the industries and markets in which the Acquired Companies operate.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Material Customers” means the top ten (10) customers of the Acquired Companies, taken as a whole, based on the budgeted and anticipated revenue as of January 31, 2021 (as reasonably determined by the Acquired Companies) to be received by the Acquired Companies from each such customer.

“Material Suppliers” means the top five (5) suppliers (determined by the amount purchased) of the Acquired Companies, taken as a whole, for the fiscal year ended December 31, 2020.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Cash Amount” means $525,000,000.

“Net Indebtedness” means Indebtedness less Cash; provided that Net Indebtedness shall exclude (i) the first $3.3 million of the fees associated with the Company’s repayment obligations under the SIF Agreement, (ii) the first $5.2 million of the Company’s Nestle prepayment expenses and (iii) the first $900,000 of the Company’s expenses associated with the PPP Loan (to the extent there is an outstanding principal balance as of the Closing that is deemed “Indebtedness”).

“Non-Party Affiliate” has the meaning set forth in Section 8.14.

“OFAC” has the meaning set forth in the definition of “Sanctioned Person”.

“Offer Documents” has the meaning set forth in Section 6.9(a).

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course of Business” means, with respect to any Person, any action taken or not taken by such Person in the ordinary course of business of such Person consistent with past practice.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Origin Financial Statements” has the meaning set forth in Section 6.20(a).

“Outside Date” has the meaning set forth in Section 7.1(c).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Acquired Companies.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of “Intellectual Property”.

“PCAOB” means the Public Company Accounting Oversight Board.

“Per Share Residual Consideration” means, with respect to the Series A Exchange Ratio, the Series B Exchange Ratio and the Series C Exchange Ratio, as applicable, an amount equal to (a) the number of shares of Company Common Stock into which one share of the applicable series of Company Preferred Stock is convertible, multiplied by (b) the Common Exchange Ratio.

“Permits” has the meaning set forth in Section 3.18(b).

“Permitted Liens” means (a) Liens securing obligations under capital leases; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects, irregularities in and other similar Liens of record affecting title to the property which do not materially impair the use or occupancy of such real property in the operation of the business of the Acquired Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided that (i) with respect to the Company, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the Acquired Companies or (ii) with respect to Artius, appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of Artius); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the Acquired Companies’ current use of their real property; and (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof; provided that any Lease shall provide for automatic subordination, non-disturbance and attornment of mortgage liens for the benefit of the Company or applicable Subsidiary or for which a subordination, non-disturbance and attornment agreement has been provided for the benefit of the Company or applicable Subsidiary; (i) Securities Liens; and (j) those Liens set forth on Section 1.1 of the Company Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information (i) that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Person or household, or (ii) that constitutes personal data, personally identifiable information, personal information or similarly defined term under any applicable Privacy Law.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” means Persons that have entered into Subscription Agreements to purchase for cash shares of Artius Class A Common Stock.

“Potential 280G Benefit” has the meaning set forth in Section 6.24.

“PPP Loan” means the U.S. Small Business Administration Paycheck Protection Note, dated as of April 21, 2020, by and between the Company, as borrower, and Silicon Valley Bank, as lender.

“Pre-Closing Former Option Holder” means a holder of Former Employee Options immediately prior to the Effective Time.

“Pre-Closing Holder” means a holder of shares of Company Capital Stock immediately prior to the Effective Time.

“Pre-Closing Origin Holder” means any Pre-Closing Holder, Pre-Closing Former Option Holder, or Pre-Closing Vested Option Holder.

“Pre-Closing Origin Holder Aggregate Share Amount” means the aggregate number of shares of Company Capital Stock (including (i) the net number of shares of Company Capital Stock issuable in respect of Company Warrants pursuant to Section 2.1(f)(iii), (ii) the net number of shares of Company Capital Stock issuable in respect of the Former Employee Options pursuant to Section 2.1(f)(iv)(A), and (iii) the net number of shares of Company Capital Stock that would be issuable in respect of Vested Company Options in the event such options were exercised, on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share) held by the Pre-Closing Origin Holders as of immediately prior to the Effective Time.

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Pre-Closing Vested Option Holder” means a holder of Vested Company Options (other than Former Employee Options) immediately prior to the Effective Time.

“Premium Cap” has the meaning set forth in Section 6.12(b).

“Privacy Laws” means all Laws worldwide pertaining to the privacy, protection, security or transfer of data and all guidance issued thereunder, including Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, Children’s Online Privacy Protection Act, the California Consumer Privacy Act (and its regulations), state data breach notification Laws, state data security Laws, state social security number protection Laws, and any Law concerning requirements for website and mobile application privacy policies and practices, or any outbound communications (including e-mail marketing, telemarketing and text messaging), tracking and marketing.

“Privacy and Data Security Requirements” means, collectively, (a) all applicable Privacy Laws, (b) provisions in any Contracts between an Acquired Company and any Person relating to the Processing of Personal Information (including any data processing addenda), (c) industry standards applicable to any Acquired Company and relating to the privacy and security of Personal Information (including the PCI Security Standards established by the PCI Security Standards Council), (d) all applicable policies, promises and statements, in each case, posted or otherwise made public, relating to the privacy or security of Personal Information and (e) all Laws regarding the confidentiality, availability and integrity of the IT Assets and the data (including any Personal Information and Trade Secrets) stored or contained thereon or transmitted thereby.

“Proceeding” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in the definition of “Registration Statement”.

“Publicly Available Software” means any Software (or portion thereof) (i) that is licensed, distributed or conveyed (A) as “free software”, “open source software” (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License, BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License and any license listed at www.opensource.org), or (B) pursuant to “open source”, “copyleft” or similar licensing and distribution models, or (ii) under a Contract that requires as a condition of use, modification, conveyance or distribution of such Software that such Software or other Software that is derived from or linked to such Software or into which such Software is incorporated or with which such Software is combined or (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be delivered at no or minimal charge or (D) be licensed, distributed or conveyed under the same terms as such Contract.

“Recipient Party” has the meaning set forth in Section 6.5(a).

“Registration Statement” means the Registration Statement on Form S-4, which shall include a proxy statement on Schedule 14A for the purposes of soliciting the votes of the Artius Stockholders to adopt and approve the Artius Stockholder Voting Matters (the “Proxy Statement”), to be filed with the SEC by Artius.

“Related Parties” has the meaning set forth in Section 6.15(a).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

“Remedies Exception” has the meaning set forth in Section 3.1(c).

“Required Artius Vote” means the approval of the Artius Stockholder Voting Matters, at the Artius Stockholder Meeting where a quorum is present, by the affirmative vote of the holders of at least a majority of the votes cast by Artius Stockholders present in person or represented by proxy at the Artius Stockholder Meeting.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date of this Agreement, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine) in effect at the time.

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, restrictions on transfer, hypothecation or similar actions under or in connection with (a) applicable federal, state and local securities Laws and (b) any Governing Documents.

“Series A Aggregate Liquidation Preference Amount” means a dollar amount equal to the sum of the Series A Per Share Liquidation Preference for each share of Series A Preferred Stock outstanding immediately prior to the Effective Time and each share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants.

“Series A Exchange Ratio” means, with respect to any particular share of Series A Preferred Stock or share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants, an amount equal to (a) (i) the Series A Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series A Per Share Liquidation Preference” means, with respect to any particular share of Series A Preferred Stock or share of Series A Preferred Stock issuable upon the exercise in full of the Company A Warrants, (a) $2.7233, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Series B Aggregate Liquidation Preference Amount” means a dollar amount equal to the sum of the Series B Per Share Liquidation Preference for each share of Series B Preferred Stock outstanding immediately prior to the Effective Time and each share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants.

“Series B Exchange Ratio” means, with respect to any particular share of Series B Preferred Stock or share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants, an amount equal to (a) (i) the Series B Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series B Per Share Liquidation Preference” means, with respect to any particular share of Series B Preferred Stock or share of Series B Preferred Stock issuable upon the exercise in full of the Company B Warrants, (a) $7.4860, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Series C Aggregate Liquidation Preference Amount” means the sum of the Series C Per Share Liquidation Preference for each share of Series C Preferred Stock outstanding immediately prior to the Effective Time.

“Series C Exchange Ratio” means, with respect to any particular share of Series C Preferred Stock, an amount equal to (a) (i) the Series C Per Share Liquidation Preference, divided by (ii) the Artius Trading Price, plus (b) the Per Share Residual Consideration.

“Series C Per Share Liquidation Preference” means, with respect to any particular share of Series C Preferred Stock, (a) 14.7736, plus (b) the aggregate amount, if any, of all accrued but unpaid dividends with respect to such share.

“Shrink-Wrap Code” means any generally commercially available, non-customized Software in executable code form (other than development tools and development environments) that is available for a cost of not more than Five Thousand Dollars ($5,000) for a perpetual license for a single user or workstation (or Fifty Thousand Dollars ($50,000) in the aggregate for all users and work stations).

“SIF Agreement” has the meaning set forth in Section 6.1.

“Software” means all software, firmware and computer applications and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, computer files or records, scripts, manuals, design notes, programmers’ notes, architecture, schematics, software models and methodologies, plugins, libraries, subroutines, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and specifications and documentation related thereto or associated therewith and all media on which any of the foregoing is stored, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“Sponsor” means Artius Acquisition Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Vesting Shares” has the meaning set forth in the Recitals.

“Stock Price Level” has the meaning set forth in the definition of “Triggering Event”.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” means a Contract executed by a PIPE Investor on or before the date of this Agreement in connection with the PIPE Investment.

“Subsidiary Shares” has the meaning set forth in Section 3.3(c).

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tail Policy” has the meaning set forth in Section 6.12(b).

“Tax” or “Taxes” means all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, including any abandoned and unclaimed property Liabilities, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return.

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Returns” means all United States federal, state, local and foreign returns, declarations, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which an Acquired Company or Artius is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Technology” means (a) Software, (b) inventions (whether or not patentable), discoveries and improvements, (c) Trade Secrets, (d) Designs, (e) databases, data compilations and collections and technical data, (f) data centers, (g) methods and processes, (h) devices, prototypes, beta versions, designs and schematics, and (i) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.

“Trade Control Laws” has the meaning set forth in Section 3.23(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means:

(a) all fees, costs and expenses designated as Artius Transaction Expenses or Company Transaction Expenses in this Agreement;

(b) only to the extent Artius is or becomes obligated to pay, has paid or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by Artius or the Sponsor through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, and the Registration Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication), in connection with Artius’ initial public offering (including the Deferred Discount and any other deferred underwriting commissions or fees), in connection with the Trust Agreement, or in connection with Artius’ pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Artius Transaction Expenses hereunder);

(c) only to the extent the Company is obligated to pay, has paid or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, investment bankers, or other representatives) incurred or payable by the Company (or its Subsidiaries) through the Closing in connection with the preparation of the financial statements, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including due diligence and the Domestication) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses, to the extent not deemed Artius Transaction Expenses, shall be deemed Company Transaction Expenses hereunder); provided that, in no event shall any costs or expenses of any Company Stockholder be deemed Company Transaction Expenses; and provided further that any fees, costs, and expenses incurred or payable by the Company (or its Subsidiaries or equityholders) through the Closing in connection with the preparation of the Registration Statement (other than legal and accounting fees) shall be deemed Artius Transaction Expenses hereunder.

(d) any fees, costs and expenses incurred or payable by Artius, the Acquired Companies or the Sponsor, in connection with entry into the Subscription Agreements and the consummation of the transactions contemplated by the Subscription Agreements and in connection with the negotiation, preparation and execution of the PIPE Investment, including any commitment or other fees or other inducements related thereto (which fees, costs, expenses and inducements shall be deemed Artius Transaction Expenses hereunder);

(e) any Liability of the Acquired Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, “single trigger” severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the Acquired Companies solely as a result of or in connection with the transactions contemplated by this Agreement or any Ancillary Agreement, as well as the employer share of any payroll, social security, unemployment or other taxes with respect thereto (which fees, costs, expenses and taxes shall be deemed Company Transaction Expenses hereunder);

(f) all fees, costs and expenses paid or payable pursuant to the Tail Policy (which fees, costs and expenses shall be deemed Artius Transaction Expenses hereunder);

(g) all filing fees paid or payable to a Governmental Entity in connection with any filing made under the Antitrust Laws, in each case if required (of which (i) in the event the Closing occurs, 100% will be deemed Artius Transaction Expenses hereunder, and (ii) in the event the Closing does not occur, fifty percent (50%) shall be deemed Company Transaction Expenses hereunder and fifty percent (50%) shall be deemed Artius Transaction Expenses hereunder); and

(h) all Transfer Taxes (one hundred percent (100%) of such Transfer Taxes shall be deemed Artius Transaction Expenses hereunder).

“Transfer Taxes” means all transfer, goods, services, real or personal property transfer, custom, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Triggering Event” means the occurrence of any of the following events:

(a) a $15.00 Stock Price Level is reached during the three (3) year period following the Closing Date;

(b) a $20.00 Stock Price Level is reached during the four (4) year period following the Closing Date; or

(c) a $25.00 Stock Price Level is reached during the five (5) year period following the Closing Date.

Each Stock Price Level described above shall be adjusted appropriately in light of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event related to the Artius Class A Common Stock, and the applicable “Stock Price Level” will be considered achieved only when the VWAP of Artius Class A Common Stock equals or exceeds the applicable threshold for 10 consecutive trading days during the specified time period. A Triggering Event may not occur on more than one occasion under each of clauses (a), (b) and (c).

“Trust Account” means the trust account established by Artius pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of July 13, 2020, by and between Artius and Continental Stock Transfer & Trust Company, a New York corporation.

“Trust Amount” has the meaning set forth in Section 4.4.

“Trust Distributions” has the meaning set forth in Section 8.10.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“U.S.” means the United States of America.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a)

“Unvested Company Option” means each Company Option or portion thereof that is unvested and outstanding immediately prior to the Effective Time.

“Vested Company Option” means each Company Option or portion thereof that is vested and outstanding immediately prior to the Effective Time.

“VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Artius.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

“Willful Breach” means a material breach of any representations, warranties, covenants or agreements contained herein that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE II

MERGER AND CLOSING TRANSACTIONS

2.1 Closing Transactions. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur prior to, on or following the Closing Date in the order set forth in this Section 2.1:

(a) Domestication. Immediately prior to the Effective Time, the Domestication shall occur.

(b) PIPE Closing. Immediately prior to or substantially concurrently with the Effective Time, the PIPE Investment shall be consummated pursuant to, and in the amounts set forth in, the Subscription Agreements.

(c) Artius Share Redemption. Immediately prior to or substantially concurrently with the Effective Time, Artius shall cause the Trustee to make any payments out of the Trust Account that are required to be made by Artius in connection with the Artius Share Redemption.

(d) Artius Pre-Closing Conversion. At the Effective Time, subject to and contingent upon the consummation of the Merger, each share of Artius Class B Common Stock that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Artius Governing Documents into one (1) share of Artius Class A Common Stock (the “Artius Pre-Closing Conversion”).

(e) Merger.

(i) At the Effective Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company, with the Company as the Surviving Corporation continuing as a wholly owned Subsidiary of Artius following the Merger, and the separate existence of Merger Sub shall cease.

(ii) At the Closing and on the Closing Date, the Company and Merger Sub shall cause a Certificate of Merger in a form reasonably agreed between Artius and the Company (the “Certificate of Merger”) to be duly executed and properly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective immediately upon the filing of, and acceptance by the Secretary of State of Delaware of, the Certificate of Merger or such other time as agreed to by Artius and the Company in writing and specified in such filed Certificate of Merger (the “Effective Time”).

(iii) The Merger shall have the effects as provided in this Agreement, in the Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the Merger and without further act or deed, upon the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

(iv) At the Effective Time, the Governing Documents of Merger Sub immediately prior to the Effective Time shall be the Governing Documents of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f) Effects of the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Artius, Merger Sub, the Company or the holders of any of the following securities:

(i) Company Shares.

(A) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Common Exchange Ratio;

(B) each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series A Exchange Ratio;

(C) each share of Company Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series B Exchange Ratio;

(D) each share of Company Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, shall be canceled and converted into the right to receive a number of shares of Artius Class A Common Stock equal to the Series C Exchange Ratio; and

(E) any shares of Company Capital Stock held in the treasury of the Company or owned by Artius, Merger Sub or the Acquired Companies immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(ii) Fractional Shares. No certificate or book entry representing fractional shares of Artius Class A Common Stock shall be issued upon the surrender for exchange of Company Shares, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of Artius Class A Common Stock. In lieu of the issuance of any such fractional share, Artius shall aggregate the total number of shares of Artius Class A Common Stock issuable to each Person upon the surrender for exchange of Company Shares, and then round down to the nearest whole number of shares of Artius Class A Common Stock for each such Person.

(iii) Company Warrants. Prior to the Effective Time, the board of directors of the Company shall adopt such resolutions or take such other actions as may be required to (a) terminate all Company Warrants and any and all agreements pursuant to which such Company Warrants were issued as of the Effective Time; (b) ensure that, except as explicitly provided in this Section 2.1 and elsewhere in this Agreement, after the Effective Time, no holder of a Company Warrant shall have any right as a result of holding Company Warrants to acquire any shares of Company Capital Stock or to receive any payment or benefit with respect to such Company Warrants; and (c) provide that at the Effective Time, and without any further action on the part of any holder of Company Warrants, each Company Warrant shall terminate, be cancelled and cease to exist and shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Series A Preferred Stock or Series B Preferred Stock, as applicable, rounded down to the nearest whole share, and treated in accordance with Section 2.1(f)(i)(B) and Section 2.1(f)(i)(C), respectively.

(iv) Company Options.

(A) Each Former Employee Option that is a Vested Company Option shall be deemed to have been exercised, on a net exercise basis with respect to the applicable exercise price and any required withholding or employment taxes thereon, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share, and treated in accordance with Section 2.1(f)(i)(A). Each Former Employee Option that is an Unvested Company Option shall be automatically cancelled at the Closing without the payment of consideration. From and after the Closing, except with respect to the holder’s right to receive Artius Class A Common Stock, if any, the Former Employee Option shall be cancelled and cease to be outstanding and the holder shall cease to have any rights with respect thereto.

(B) Each Company Option (other than a Former Employee Option) shall be assumed by Artius and converted into an option to purchase shares of Artius Class A Common Stock on the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time, including applicable vesting conditions, equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (b) the Common Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (ii) the Common Exchange Ratio; provided, however, that the exercise price and the number of shares of Artius Class A Common Stock purchasable pursuant to such Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code (to the extent applicable to such Company Option); provided, further, that in the case of any such Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Artius Class A Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, and the requirements of Section 424(a) of the Code. Within fifteen (15) Business Days following the Effective Time, Artius shall file with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Artius Class A Common Stock underlying the Company Options assumed pursuant to this Section 2.1(f)(iv).

(v) Maximum Stock Consideration. Notwithstanding anything to the contrary herein, in no event shall Artius be required to issue more than 78,213,000 shares of Artius Class A Common Stock in the aggregate pursuant to this Section 2.1(f).

(vi) Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time;

(g) Directors and Officers of Artius. Conditioned upon the occurrence of the Closing, and subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of the NASDAQ, Artius shall take all actions necessary or appropriate to cause, effective as of the Closing, the board of directors of Artius to consist of the three (3) individuals designated by each of Artius and the Company set forth on Exhibit D and three (3) independent directors to be mutually agreed by Artius and the Company during the Pre-Closing Period, subject to the terms of the Investor Rights Agreement and the Artius Governing Documents, and subject to such independent director designees satisfying the criteria to be independent for purposes of NASDAQ listing requirements.

(h) Earnout Consideration.

(i) Issuance of Earnout Shares. As additional consideration for the Merger, within ten (10) Business Days after the occurrence of a Triggering Event, Artius shall issue or cause to be issued to each Pre-Closing Origin Holder the number of shares of Artius Class A Common Stock equal to the product of (i) the number of shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, and the net number of shares of Company Capital Stock that would be issuable in respect of Vested Company Options in the event such options were exercised (on a net exercise basis with respect to only the applicable exercise price, immediately prior to the Closing and settled in the applicable number of shares of Company Common Stock, rounded down to the nearest whole share) held by such Pre-Closing Origin Holder as of immediately prior to the Effective Time; and (ii) the Earnout Exchange Ratio (such issued shares of Artius Class A Common Stock, collectively, the “Earnout Shares”); provided, however, such shares shall not be issued to any Pre-Closing Origin Holder who is required to file notification pursuant to the HSR Act until any applicable waiting period pursuant to the HSR Act has expired or been terminated (provided that any such Pre-Closing Holder has notified Artius of such required filing pursuant to the HSR Act following reasonable advance notice from Artius of the reasonably anticipated issuance of Earnout Shares), provided further that Artius shall make any required HSR filing promptly upon notice by any such Pre-Closing Origin Holder that a filing is required.

(ii) Tax Treatment of Earnout Shares. Any issuance of Earnout Shares shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(iii) Artius Sale. Notwithstanding anything to the contrary in this Section 2.1(h), in the event Artius enters into a definitive agreement with respect to an Artius Sale on or before the fifth (5th) anniversary of the Closing Date, the Triggering Events described in clauses (a), (b) and (c) of the definition of “Triggering Event” shall be deemed to occur on the day prior to the closing of such Artius Sale (to the extent the applicable Earnout Shares have not previously been issued) and Artius shall issue the Earnout Shares issuable pursuant to Section 2.1(h)(i) on the date prior to the closing of such Artius Sale (in each case, to the extent such Earnout Shares have not previously been issued). For the avoidance of doubt, following a transaction or business combination that is not an “Artius Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction to be received by the Pre-Closing Origin Holders are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions described in the definition of “Triggering Event” shall apply, including, without limitation, to the performance vesting criteria set forth in Section 2.1(h)(i).

(iv) Maximum Earnout Consideration. Notwithstanding anything to the contrary herein, in no event shall Artius be required to issue more than 25,000,000 Earnout Shares in the aggregate.

2.2 Transaction Statement; Third Party Invoices.

(a) Artius Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, Artius shall prepare and deliver to the Company a report signed by either of Artius’s Chief Executive Officer or Chief Financial Officer (the “Artius Closing Report”) setting forth Artius’s good faith calculation of the Artius Cash on Hand and Artius Transaction Expenses as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Artius Transaction Expenses) and any additional information reasonably requested by the Company in connection with its review of the Artius Closing Report. Artius shall, and shall cause its Subsidiaries to, cooperate with the Company in connection with the Company’s review of the Artius Closing Report and its components, including providing the Company and its accountants and other representatives reasonable access during business hours to books, records and other materials of Artius and its Subsidiaries used in the preparation of all such materials (including the work papers of Artius’ auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to Artius and its auditors), as well as the relevant employees of Artius and its Subsidiaries, and considering in good faith any reasonable comments from Artius with respect to the amounts and calculations contained in the Artius Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Artius Closing Report. The Artius Closing Report shall be prepared in accordance with the Artius Accounting Principles and the terms of this Agreement, including the definitions of Artius Cash on Hand and Transaction Expenses (as applicable). The Artius Cash on Hand and Artius Transaction Expenses set forth in the Artius Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(b) Company Closing Report. At least three (3) Business Days, but not more than five (5) Business Days, prior to the Closing, the Company shall deliver to Artius a report signed by either of the Company’s Chief Executive Officer or Chief Financial Officer (the “Company Closing Report”) setting forth the Company’s good faith calculation of (i) the Company’s Transaction Expenses as of the Closing Date and (ii) the Company’s Net Indebtedness as of the Closing Date, along with reasonable supporting details and documentation demonstrating the calculation of each component thereof (together with invoices for all Company Transaction Expenses) and any additional information reasonably requested by Artius in connection with its review of the Company Closing Report. The Company shall, and shall cause its Subsidiaries to, cooperate with Artius in connection with Artius’ review of the Company Closing Report and its components, including providing Artius and its accountants and other representatives reasonable access during business hours to books, records and other materials of the Company and its Subsidiaries used in the preparation of all such materials (including the work papers of the Company’s auditors, subject to the execution of customary access papers in form and substance reasonably acceptable to the Company and its auditors), as well as the relevant employees of the Company and its Subsidiaries, and considering in good faith any reasonable comments from Artius with respect to the amounts and calculations contained in the Company Closing Report. The parties shall use commercially reasonable efforts to resolve in good faith any disagreement with respect to the Company Closing Report. The Company Closing Report shall be prepared in accordance with the Company Accounting Principles and the terms of this Agreement, including the definitions of Cash, Indebtedness, Net Indebtedness and Transaction Expenses (as applicable). The Company Transaction Expenses and Net Indebtedness set forth in the Company Closing Report shall be deemed final as of the Closing and shall not be subject to adjustment thereafter.

(c) Payment of Expenses.

(i) On the Closing Date at the Closing, Artius shall pay or cause to be paid by wire transfer of immediately available funds all Company Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(b).

(ii) On the Closing Date at the Closing, Artius shall pay or cause to be paid by wire transfer of immediately available funds all Artius Transaction Expenses for which invoices have been delivered in accordance with Section 2.2(a).

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 9:00 a.m. eastern time on the third (3rd) Business Day after the conditions set forth in Section 2.4 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

2.4 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver (if legally permitted), as of the Closing Date, of each of the following conditions:

(i) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Order in effect restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

(iii) Required Artius Vote. The Required Artius Vote shall have been obtained.

(iv) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment, Artius shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Artius Share Redemption.

(v) Minimum Cash Amount. The Artius Cash on Hand shall not be less than the Minimum Cash Amount.

(vi) PIPE. The PIPE Investment shall have been consummated prior to or substantially concurrently with the Closing.

(vii) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(viii) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

(ix) Ancillary Agreements. All Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the Parties thereto.

(b) Conditions to Obligations of Artius. The obligations of Artius to consummate the transactions to be performed by Artius in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of the Company set forth in Article III of this Agreement (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.12(c)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(B) each of the Company Fundamental Representations (other than the representations and warranties of the Company set forth in Section 3.3(a)), in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) the representations and warranties of the Company set forth in Section 3.3(a) and Section 3.12(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) Company Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred that is continuing.

(iv) Officers Certificate. The Company shall deliver to Artius, a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(b)(i), Section 2.4(b)(ii) and Section 2.4(b)(iii) have been satisfied.

(c) Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) Each of the representations and warranties of Artius set forth in Article IV of this Agreement (other than the Artius Fundamental Representations and the representations and warranties of Artius set forth in Section 4.6(c)), in each case, without giving effect to any materiality, Artius Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Artius Material Adverse Effect;

(B) each of the Artius Fundamental Representations (other than the representations and warranties of Artius set forth in Section 4.2) in each case, without giving effect to any materiality, Material Adverse Effect or other similar qualifiers contained therein (other than in respect of the defined term ‘Material Contract’), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) each of the representations and warranties of Artius set forth in Section 4.2 and Section 4.6(c) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all but de minimis respects as of such date).

(ii) Performance and Obligations of Artius. Artius shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Artius on or prior to the Closing Date.

(iii) Artius Material Adverse Effect. Since the date of this Agreement, no Artius Material Adverse Effect shall have occurred that is continuing.

(iv) Officers Certificate. Artius shall deliver to the Company, a duly executed certificate from an authorized officer of Artius, dated as of the Closing Date, certifying that the conditions set forth in Section 2.4(c)(i), Section 2.4(c)(ii) and Section 2.4(c)(iii) have been satisfied.

(v) NASDAQ Listing. The shares of Artius Class A Common Stock to be issued in the Merger shall have been conditionally approved for listing upon the Closing on the NASDAQ subject only to official notice of issuance thereof.

(vi) Resignations. The directors and officers of Artius listed on Section 2.4(c)(vi) of the Company Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(d) Frustration of Closing Conditions. Neither the Company nor Artius may rely on the failure of any condition set forth in this Section 2.4 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

2.5 Company Closing Deliveries. At the Closing, the Company (on behalf of itself and applicable stockholders of the Company, as applicable) shall deliver to Artius (i) the Investor Rights Agreement, duly executed by the Company and the other parties thereto (except Artius and the Sponsor) and (ii) an executed certificate from the Company, in form and substance compliant with Treasury Regulation Section 1.1445-2(b)(2), certifying that, as of the Closing Date, such Person is not a “foreign person” within the meaning of Section 1445 of the Code.

2.6 Artius Closing Deliveries. At the Closing, Artius (on behalf of itself and the Sponsor, as applicable) shall deliver to the Company (a) the Investor Rights Agreement, duly executed by Artius and the Sponsor; and (b) resignations from each of the directors and officers of Artius listed on Section 2.4(c)(vi) of the Company Disclosure Letter, duly executed by each such director and officer.

2.7 Withholding. Artius and the Company (and any of their respective representatives, Subsidiaries and Affiliates) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will promptly notify and reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

2.8 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, shares of Artius Class A Common Stock pursuant to Section 2.1(f)(i) unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable number shares of Artius Class A Common Stock pursuant to Section 2.1(f)(i).

(b) Prior to the Closing, the Company shall give Artius (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Artius (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Company Disclosure Letter (subject to Section 8.13), the Company hereby represents and warrants to Artius and Merger Sub as follows:

3.1 Organization; Authority; Enforceability.

(a) The Company (i) is duly organized or formed, validly existing, and in good standing under the Laws of Delaware, (ii) is qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in the jurisdictions in which the conduct of its business or locations of its assets or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not reasonably be expected to have a Material Adverse Effect and (iii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and has taken all corporate or other legal entity action necessary in order to execute, deliver and perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite action by the board of directors of the Company. Subject to the Company Stockholder Approval, no other corporate proceedings on the part of the Acquired Companies (including any action by the board of directors of the Company or holders of Equity Interests of the Acquired Companies) are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The Company Stockholder Approval shall be obtained in accordance with all applicable Laws and the Governing Documents of the Acquired Companies and all applicable Contracts by which the Acquired Companies are bound.

(c) This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties to this Agreement, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Remedies Exceptions”). Correct and complete copies of the Governing Documents of the Company as in effect on the date hereof have been made available to Artius.

(d) Each Company Subsidiary: (i) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has all requisite corporate, partnership, limited liability company or other organizational, as applicable, power and authority to own, lease and use its properties and assets in all material respects in a manner in which its property and assets are currently owned, leased and used and to conduct its business as it is currently being conducted; and (iii) is duly qualified or licensed and in good standing to do business as a foreign corporation, partnership, limited liability company or other legal entity, as applicable, in each jurisdiction in which the nature of its business or the ownership, lease or use of its properties or assets makes such qualification necessary, except, in each case, in jurisdictions where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company Subsidiaries are in violation of their respective Governing Documents in any material respect.

3.2 Noncontravention.

(a) Except as set forth on Section 3.2 of the Company Disclosure Letter and for the filings pursuant to Section 6.7, the receipt of the Company Stockholder Approval, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 6.7 and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by the Acquired Companies and the consummation by the Acquired Companies of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon the Company Shares or any other Equity Interests of the Acquired Companies under, in the case of each of clauses (i) through (v), any (A) Material Contract, (B) Governing Document, or (C) Law or Order to which the Acquired Companies are bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (x) would not have a Material Adverse Effect or (y) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except as set forth on Section 3.2 of the Company Disclosure Letter, the filings pursuant to Section 6.7, the filing and recordation of the Certificate of Merger as required by the DGCL and for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and the pre-merger notification requirements of the HSR Act, the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party do not (i) require any approval from, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which any Acquired Company is bound or subject in each case, except as would not (A) be material to the Acquired Companies or (B) prevent, materially impair or materially delay the consummation of the Transactions.

(c) The Acquired Companies are not in violation of any of their respective Governing Documents except as would not have a Material Adverse Effect.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 36,000,000 shares of Company Common Stock and 29,300,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 1,330,789 shares of Company Common Stock were issued and outstanding, of which 30,000 shares of Company Common Stock are currently subject to a forfeiture or repurchase right, (ii) 21,070,663 shares of Company Preferred Stock were outstanding or reserved for issuance, of which 13,204,284 shares were designated as Company Series A Preferred Stock, 6,275,704 shares were designated as Company Series B Preferred Stock and 1,590,675 shares were designated as Company Series C Preferred Stock, (iii) 3,839,488 shares of Company Common Stock are underlying outstanding awards under the Equity Incentive Plans, to the extent such Company Common Stock is not issued and outstanding, of which 970,483 shares of Company Common Stock are underlying outstanding awards that are vested as of such date and 2,869,005 shares of Company Common Stock are underlying outstanding awards that are not vested as of such date, (iv) zero shares of Company Common Stock were held by the Company as treasury stock, (v) 2,257,053 shares of Company Series A Preferred Stock were subject to be issued upon exercise of Series A Warrants and (vi) 367,339 shares of Company Series B Preferred Stock were subject to be issued upon exercise of Series B Warrants. All issued and outstanding Company Shares are, and all such shares that may be issued upon the settlement of outstanding awards under the Equity Incentive Plans or Company Warrants will be, when issued, duly authorized, validly issued, fully paid and, except as set forth in the DGCL, nonassessable and are owned by the record holders set forth on Section 3.3(a) of the Company Disclosure Letter. With respect to each Company Option and Company Warrant, Section 3.3(a) sets forth a true, complete and accurate list of (i) the name of the holder of each Company Option or Company Warrant, and (ii) the grant date and exercise price with respect to each Company Option or Company Warrant. Except as set forth in this Section 3.3(a), there are no shares of capital stock or other equity interests of any kind of the Company authorized or outstanding.

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Letter, or set forth in the Company Governing Documents or contemplated by the Transactions, as applicable:

(i) there are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or which are binding upon the Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of the Company’s Equity Interests;

(ii) the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) the Company is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting, sale or transfer of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of the Company;

(v) There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of the Company;

(vi) the Company has not violated any applicable securities Laws or any preemptive or similar rights created by Law, Company Governing Document or Contract to which the Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vii) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by the Company.

(c) Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries as of the date of this Agreement, together with their respective jurisdictions of incorporation, authorized capital stock, number of shares issued and outstanding and record ownership of such shares. Except as set forth in Section 3.3(c) of the Company Disclosure Letter, the Company does not have any Subsidiaries or own or hold any equity or other security interest in any other Person. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and are fully paid and non-assessable. All of the Subsidiary Shares are owned, directly or indirectly, of record and beneficially by the Company, free and clear of all Liens.

(d) Except for the Subsidiary Shares, there are no equity securities of any class of any of the Company’s Subsidiaries or any securities convertible into or exchangeable or exercisable for any such equity securities issued, reserved for issuance or outstanding. There are no outstanding or authorized options, warrants, convertible securities, subscriptions, call rights, redemption rights, repurchase rights or any other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of any of the Company’s Subsidiaries or obligating the Company to issue or sell any shares of capital stock of, or any other interest in, any of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation rights, phantom stock, performance-based rights or profit participation or similar rights or obligations of any of the Company’s Subsidiaries. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or sale or transfer of any of the Subsidiary Shares or any other equity interests of any of the Company’s Subsidiaries.

(e) Except for the Subsidiary Shares, the Company does not have any direct or indirect equity interest or similar interest by stock ownership or otherwise in any Person.

3.4 Financial Statements; Internal Controls; No Undisclosed Liabilities.

(a) The Company has prepared and made available to Artius (i) the unaudited consolidated statement of financial position of the Acquired Companies as of December 31, 2020 and related consolidated statements of comprehensive income and changes in equity for the twelve-month period ended December 31, 2020 (the “Unaudited Financial Statements”) and (ii) audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2019 and December 31, 2018 together with all related notes and schedules thereto, prepared in accordance with GAAP and AICPA standards and accompanied by the reports thereon of the Company’s independent auditors (the “Audited Financial Statements and together with the Unaudited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been, and the Origin Financial Statements will be, when delivered to Artius pursuant to Section 6.20, derived from the books and records of the Company and its Subsidiaries. The (i) Audited Financial Statements have been, and the Origin Financial Statements will be, when delivered to Artius pursuant to Section 6.20, in each case prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) Financial Statements fairly present, and the Origin Financial Statements will, when delivered to Artius pursuant to Section 6.20, fairly present, in all material respects, the combined assets, liabilities, and financial condition as of the respective dates thereof and the operating results of the Acquired Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein and (B) that the Unaudited Financial Statements will not include all year-end adjustments required by GAAP.

(c) Each of the independent auditors for the Company, with respect to their reports as will be included in the Origin Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d) The Acquired Companies have no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Financial Statements or the notes thereto, (ii) Liabilities that have arisen after December 31, 2020 in the Ordinary Course of Business, (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the Acquired Companies of their obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement, including the Transaction Expenses, and (iv) Liabilities set forth in Section 3.4(d) of the Company Disclosure Letter.

(e) The Acquired Companies maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Artius and its Subsidiaries (including, after the Closing, the Acquired Companies), taken as a whole, after the Closing.

(f) As of the date of this Agreement, the Acquired Companies do not have any outstanding (i) Indebtedness for borrowed money; (ii) Indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; or (iii) Indebtedness for borrowed money of any Person for which the Acquired Companies have guaranteed payment and there are no outstanding guarantees, indemnities, suretyships or securities given by the Acquired Companies or for the benefit of the Acquired Companies. The Acquired Companies are in material compliance with all such facilities or other documents governing any Indebtedness of the Acquired Companies in accordance with their terms and there are no circumstances whereby continuation of such Indebtedness might be prejudiced or affected as a result of the Merger or the other transactions contemplated by this Agreement. The Acquired Companies have not received any notice to repay under any agreement relating to any Indebtedness. The Acquired Companies have not been in payment default or technical default under any Indebtedness.

(g) The Acquired Companies do not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

3.5 No Material Adverse Effect. Since December 1, 2020 and prior to the date of this Agreement, there has been no Material Adverse Effect.

3.6 Absence of Certain Developments. Except (i) as set forth on Section 3.6 of the Company Disclosure Letter, (ii) as otherwise reflected in the Financial Statements or (iii) as expressly contemplated by this Agreement, since December 31, 2020 and prior to the date of this Agreement, (a) the Acquired Companies have conducted their business in all material respects in the Ordinary Course of Business and (b) the Acquired Companies have not taken (or has had taken on their behalf) any action that would, if taken after the date of this Agreement, require Artius’ consent under Section 5.1.

3.7 Real Property.

(a) Set forth on Section 3.7(a) of the Company Disclosure Letter is a correct and complete list (with the address) of each Owned Real Property as of the date of this Agreement. With respect to each Owned Real Property, except as set forth on Section 3.7(a) of the Company Disclosure Letter: (i) the Acquired Companies have good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens, except for Permitted Liens; (ii) the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than pursuant to this Agreement, there are no outstanding options, rights of first offer, or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Acquired Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of the Acquired Companies.

(b) Set forth on Section 3.7(b) of the Company Disclosure Letter is a correct and complete list, as of the date of this Agreement, of all Leases and the address of the Leased Real Property related to each such Lease. With respect to each of the Leases: (i) the Acquired Companies do not sublease, license or otherwise grant to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the Acquired Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, is not being disturbed, (iii) the Company has made available to Artius a correct and complete copy of all Leases; and (iv) the Acquired Companies are not in material default under any such Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by them or by any other party to such Lease.

(c) The Owned Real Property and Leased Real Property comprises all of the real property used in the business of the Acquired Companies.

(d) Since the Lookback Date, no portion of the Owned Real Property or Leased Real Property has suffered material damage by fire or other casualty loss, other than such damage that would not have a Material Adverse Effect.

3.8 Tax Matters. Except as set forth on Section 3.8 of the Company Disclosure Letter:

(a) The Company and its Subsidiaries have timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by the Company and its Subsidiaries are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by the Company and its Subsidiaries have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Company and its Subsidiaries have timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company or any such Subsidiary (as applicable) is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved. The Tax Returns of the Company made available to Artius reflect all of the jurisdictions in which the Company is required to file Tax Returns or remit a material amount of Income Tax.

(d) Neither the Company nor any of its Subsidiaries is currently nor has it been within the past five (5) years the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to the Company or any Subsidiary, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against the Company and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency has been threatened or proposed against the Company or any of its Subsidiaries.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Company or any of its Subsidiaries or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Company or any of its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Company or any of its Subsidiaries that would have a material adverse effect on the Company or any of its Subsidiaries following September 30, 2020.

(f) Neither the Company nor any of its Subsidiaries “participate” or has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing. Neither the Company nor any Subsidiary has ever been or ever owned any (i) “controlled foreign corporation” within the meaning of Section 957 of the Code (“CFC”), apart from Origin Materials Canada Holdings

Limited, Origin Materials Canada Pioneer Limited, Origin Materials Canada Research Limited and Origin Materials Canada Polyesters Limited, or (ii) “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Code and (iii) neither the Company nor any of its Subsidiaries expects to be classified as a CFC (apart from Origin Materials Canada Holdings Limited, Origin Materials Canada Pioneer Limited, Origin Materials Canada Research Limited and Origin Materials Canada Polyesters Limited) or as a PFIC in the year of the Closing Date.

(h) There is no Lien for Taxes on any of the assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(i) The Company and its Subsidiaries do not have any Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Neither the Company nor any of its Subsidiaries is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) The Company is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) The Company has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Neither the Company nor any of its Subsidiaries is or has, in the five year period ending on the date hereof, been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Neither the Company nor any Subsidiary is eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent the Company or any such Subsidiary is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Neither the Company nor any of its Subsidiaries has within the two years prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

3.9 Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of the following Contracts in effect as of the date of this Agreement to which an Acquired Company is party or by which any of the Acquired Companies’ assets or properties are bound (collectively, the “Material Contracts”):

(i) any Contract pursuant to which an Acquired Company may be entitled to receive or obligated to pay more than $400,000 in any calendar year;

(ii) any Contract that requires an Acquired Company to purchase its total requirements of any product or service from any other Person that requires an Acquired Company to pay more than $20,000 in any calendar year;

(iii) any Contract that contains a “most-favored-nation” clause or similar term that provides preferential pricing or treatment other than in favor of the Company;

(iv) any Contract that limits or purports to limit the ability of the Acquired Companies to (A) compete in any line of business, with any Person, in any geographic area or during any period of time, including by limiting the ability to sell any particular services or products to any Person, or (B) solicit any customers;

(v) any Contract requiring any capital expenditures by an Acquired Company in an amount in excess of $1,000,000 in the aggregate over the term of the Contract;

(vi) any Contract (A) relating to the creation, incurrence, assumption or guarantee of any Indebtedness or (B) relating to the lease of material personal property;

(vii) any Contract that provides for the indemnification or assumption of any Liability of any Person by an Acquired Company;

(viii) any Contract that relates to the future acquisition or disposition of any business, material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $100,000, in any single instance or $1,000,000, in the aggregate, except for (A) any agreement related to the transactions contemplated by this Agreement, (B) any non-disclosure, indications of interest, term sheets, letters of intent or similar arrangements entered into in the Ordinary Course of Business and (C) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(ix) any Contract that provides for the establishment or operation of any joint venture, partnership, joint development, outsourcing, strategic alliance or similar arrangement involving the sharing of revenues, expenses, profits, production outputs or losses;

(x) any broker, distributor, dealer, manufacturer’s representative, original equipment manufacturer, manufacturing, value-added, remarketer, reseller or independent software vendor, franchise, agency, sales promotion, sales representative, market research, marketing consulting or advertising Contract, including for use or distribution of the Company Products and Processes, Company Technology or services of an Acquired Company, other than non-disclosure agreements and materials transfer agreements entered into in the Ordinary Course of Business;

(xi) any Contract relating to the development of the Company Products and Processes or Company Technology (other than Contracts between an Acquired Company and a Contributor);

(xii) any Contract to which a Governmental Entity is a party;

(xiii) any Contract involving any resolution or settlement of any actual or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) in excess of $100,000 in any single instance or $1,000,000 in the aggregate or (B) that provides for any restriction on exploitation of Company Intellectual Property or for any injunctive or other non-monetary relief;

(xiv) any hedging, swap, derivative or similar Contract;

(xv) any insurance policies required to be set forth in Section 3.17 of the Company Disclosure Letter;

(xvi) any collective bargaining agreement;

(xvii) any Contract with any (A) Material Supplier or (B) Material Customer;

(xviii) any (x) Contract for the employment or engagement of any director, officer, employee or individual independent contractor (A) providing for an annual base compensation in excess of $200,000 and (B) not terminable upon 120 days’ notice or less without any material liability to an Acquired Company in excess of that required under applicable law, or (y) Contract requiring the payment of any compensation by an Acquired Company that is triggered solely as a result of the consummation of the Transactions;

(xix) any Contract (other than non-disclosure agreements) (A) under which a third party licenses or provides to an Acquired Company any Intellectual Property or Technology (including through covenants not to sue, non-assertion provisions, or releases or immunities from suit that relate to Intellectual Property or Technology) other than Contracts for Shrink-Wrap Code, Publicly Available Software or commercially available, non-customized Intellectual Property (other than Patents) that is licensed on a non-exclusive basis solely pursuant to non-negotiated website or mobile application terms and conditions or terms of use and Contracts between an Acquired Company and its employees; or (B) pursuant to which any Acquired Company has granted, licensed, disclosed or provided any Company Intellectual Property to any Person (or granted an option to do any of the foregoing), including any Contracts containing covenants not to sue, non-assertion provisions, releases or immunities from suit or options for any of the foregoing that relate to Company Intellectual Property, other than non-exclusive licenses granted to customers in the Ordinary Course of Business;

(xx) any Contract pursuant to which any Person has guaranteed the Liabilities of an Acquired Company; and

(xxi) any Contract involving the payment of any earnout or similar contingent payment that has not been fully paid as of the date of this Agreement; and

(b) The Company has made available to Artius correct and complete copies of each Material Contract (including all modifications, amendments, supplements, annexes and schedules thereto and written waivers thereunder). Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against an Acquired Company, subject to the Remedies Exceptions, and, to the Company’s Knowledge, any other party thereto in accordance with its terms, subject to the Remedies Exceptions. Neither the Company, nor, to the Company’s Knowledge, any other party to any Material Contract is in breach of or default under, or, to the Company’s Knowledge, has provided or received any notice, whether written or oral, of any intention to terminate or seek renegotiation of, any Material Contract. To the Company’s Knowledge, as of the date of this Agreement, no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to (i) constitute a breach of or event of default by, (ii) result in a right of termination for, or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Contract.

(c) Set forth on Section 3.9(c) of the Company Disclosure Letter is a list of each of the Material Suppliers and the Material Customers. Since December 31, 2019 through the date hereof, no such Material Supplier or Material Customer has canceled, terminated or, to the Knowledge of the Company, materially and adversely altered its relationship with the Acquired Companies or threatened in writing to cancel, terminate or materially and adversely alter its relationship with the Acquired Companies. Since December 31, 2019 through the date hereof, there have been no material disputes between an Acquired Company and any Material Supplier or Material Customer.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) all Company Registered Intellectual Property and all material unregistered Trademarks included in the Company Intellectual Property, (ii) all other material Company Intellectual Property, including invention disclosures and Software, and (iii) any proceedings or actions pending or, to the Knowledge of the Company, threatened before any court, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world) to which an Acquired Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or infringement, misappropriation or other violation of any of the Intellectual Property set forth in Section 3.10(a)(i) of the Company Disclosure Letter. With respect to each item of Company Registered Intellectual Property: (a) all necessary registration, maintenance and renewal fees have been paid, and all necessary documents and certificates have been filed with United States Patent and Trademark Office or equivalent authority or registrar anywhere in the world, as the case may be, for the purposes of maintaining such Intellectual Property; (b) each such item is currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of use); (c) each such item is subsisting, valid and enforceable, except as disclosed in Section 3.10(a) of the Company Disclosure Letter; and (d) no such item is subject to any unpaid maintenance fees or Taxes that are due and payable as of the date hereof.

(b) The Company Intellectual Property (other than Company Intellectual Property exclusively licensed to an Acquired Company in which such Acquired Company does not have an ownership interest) is fully transferable, alienable and licensable by any Acquired Company without restriction and without payment of any kind to any Person.

(c) The design, development, use, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, performance, provision, publication, display, making available, distribution and licensing out of any Company Product and Process and the operation of the business of the Acquired Companies as currently conducted and as currently contemplated to be conducted by the Acquired Companies has not in the past six (6) years infringed, misappropriated or otherwise violated and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any Person. There are no Proceedings pending or, to the Knowledge of the Company, threatened, or outstanding Orders or settlement agreements that restrict in any manner the use, provision, transfer, assignment or licensing of any Company Product and Process or Company Intellectual Property by any Acquired Company or that may affect the validity, registrability, use or enforceability of such Company Product and Process or Company Intellectual Property. No Acquired Company has received any written charge, complaint, claim, demand, or notice from any Person alleging that such operation or any act, any Company Product and Process or any Intellectual Property or Technology used by any Acquired Company infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property of any Person (nor does the Company have Knowledge of any basis therefor or threat thereof), including by means of an invitation to license, request for indemnification or other request that any Acquired Company refrain from using any Intellectual Property rights of any Person). To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(d) An Acquired Company is the sole and exclusive owner of all right, title, and interest in and to all Company Owned Intellectual Property (including all items listed in Section 3.10(a)(i)-(iii) of the Company Disclosure Letter) and of each Company Product and Process, free and clear of all Liens (other than Permitted Liens) and an Acquired Company is the record owner of each item of Company Registered Intellectual Property and has the sole and exclusive right to bring a claim or suit against a third party for past, present or future infringement, misappropriation or other violation of the Company Intellectual Property (other than Company Intellectual Property exclusively licensed to an Acquired Company in which such Acquired Company does not have an ownership interest) and to retain for itself any damages recovered in any such action. No Acquired Company has transferred ownership of, or granted any exclusive license with respect to, any Company Intellectual Property to any other Person.

(e) Other than Intellectual Property or Technology licensed to an Acquired Company under (i) licenses for the Publicly Available Software listed in Section 3.10(e) of the Company Disclosure Letter, (ii) licenses for Shrink-Wrap Code and (iii) licenses listed in Section 3.9(a)(xxi)(A) of the Company Disclosure Letter, the Company Intellectual Property includes all Intellectual Property and Technology that is used in or necessary for the conduct of the business of the Acquired Companies as currently conducted, including the design, development, manufacture, use, marketing, import, export, distribution, licensing out and sale of (and offers to sell) all Company Products and Processes.

(f) No third party that has licensed or provided Intellectual Property or Technology to an Acquired Company has retained ownership of or license rights under any Intellectual Property or Technology in any modifications, improvements or derivative works made solely or jointly by any Acquired Company.

(g) No Person other than an Acquired Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for any Company Software and no Acquired Company nor any Person acting on its behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person or permitted the disclosure or delivery to any escrow agent or other Person of any such source code, all of which is in the sole possession of an Acquired Company and has been maintained as strictly confidential (in each case, other than disclosures to employees, contractors, and consultants of the Acquired Companies under binding written agreements that have strict confidentiality obligations to the Acquired Companies prohibiting use or disclosure of such source code except solely to the extent necessary to perform services for an Acquired Company).

(h) Section 3.10(i) of the Company Disclosure Letter lists all Publicly Available Software that has been incorporated into, combined with or linked to any Company Product or Company Software in any way, or from which any Company Product or Company Software was derived. All such Publicly Available Software has been used by the Acquired Companies in compliance with the terms of the applicable license. No Acquired Company has used any Publicly Available Software in any manner that would or could, with respect to any Company Product or Company Software, (i) require its disclosure in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company or any of its Affiliates (including, after the Closing, Artius or any of its Affiliates) with respect to any Intellectual Property or Technology owned by them or grant, or purport to grant, to any third party, any rights or immunities under any such Intellectual Property or Technology, or (v) otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Company with respect to its use or distribution in any manner.

(i) Except as set forth on Section 3.10(i) of the Company Disclosure letter, no Contributor has created or developed, in whole or in part, any Intellectual Property used by or necessary for any Acquired Company where such creation or development was prior to, or outside the scope of, such Contributor’s employment or engagement by such Acquired Company and no Contributor was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, an Acquired Company that is used by or necessary for any Acquired Company to a former or current (other than such Acquired Company) employer, or other Person, nor is the ownership of any material Company Intellectual Property otherwise affected by the prior or current (to a Person other than such Acquired Company) employment or engagement of any such Person.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Letter, each (a) current or former employee of any Acquired Company, (b) current or former consultant or contractor of any Acquired Company, and (c) any other individual (to the extent such individual has been involved in the creation, invention or development of Intellectual Property or Company Products and Processes for or on behalf of any Acquired Company) (each Person described in (a), (b) or (c), a “Contributor”), has executed and delivered and is in compliance with a written contract with an Acquired Company that assigns to an Acquired Company all of its right, title and interest in and to such Intellectual Property. Except as set forth on Section 3.10(j) of the Company Disclosure Letter, without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration with respect to any material Company Product and Process or material Company Intellectual Property, and there are no past, pending or threatened claims or assertions against any Acquired Company from any such Contributors with respect to any alleged ownership or any such right, claim, interest or option (and no Acquired Company has received any written complaint, claim, demand, or notice in relation thereto).

(k) Each Acquired Company has taken all reasonable measures to protect the confidentiality of all material Trade Secrets of any Acquired Company and any third party that has provided any Trade Secrets to any Acquired Company (including, in each case, any information that would have been a Trade Secret but for any failure of any Acquired Company to act in a manner consistent with this Section 3.10(k)), including by requiring each Person with access to such Trade Secrets to execute a binding confidentiality agreement. No such material Trade Secret has been disclosed by any Acquired Company to any Person, other than to Persons who have executed such binding confidentiality agreements. To the Knowledge of the Company, no Person is in violation of any such binding confidentiality agreements.

(l) The IT Assets are sufficient in all material respects for the operation of the business of the Acquired Companies as currently conducted. Each Acquired Company has taken all reasonable steps consistent with industry standards (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect the IT Assets and to ensure that all data (including Personal information and Trade Secrets) is protected against loss and against unauthorized access, use, modification, disclosure or other misuse or infection by Contaminants. The Acquired Companies have the disaster recovery and security plans, procedures and facilities specified in Section 3.10(l) of the Company Disclosure Letter.

(m) Except as set forth in Section 3.10(m) of the Company Disclosure Letter, (i) no funding, facilities or resources of any Governmental Entity, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development or creation of any Company Products and Processes or Intellectual Property or Technology used by or necessary for any Acquired Company and (ii) no such entity has any claim or right (including license rights) to any Company Products and Processes or Intellectual Property or Technology used by any Acquired Company.

(n) No Acquired Company is, nor has any Acquired Company ever been, a member or a contributor to any industry standards body or similar organization that requires any Acquired Company to grant or agree to grant any other Person any license or right to any Company Intellectual Property.

3.11 Data Security; Data Privacy.

No Acquired Company has experienced any material unauthorized intrusion or breach of the security of the IT Assets, any material loss, theft or unauthorized access to or misuse of data (including Personal Information) or any material failure of the IT Assets, and no Acquired Company has received any written notices, claims or complaints from any Person regarding any of the foregoing. No disclosure of any data or network security breach has been or should have been made by any Acquired Company under Privacy Laws or to any Governmental Entity. Each Acquired Company and its Processing of Personal Information is and has been in material compliance with the applicable Privacy and Data Security Requirements. No Acquired Company has received any requests from any Person for access to the Personal Information stored by or on behalf of any Acquired Company or any written complaint, claim, warning, demand, inquiry or other notice from any Person (including any Governmental Entity) regarding any such Personal Information, and no enforcement notices or audit requests have been served on any Acquired Company, nor is any Acquired Company subject to any Order, nor is any Order pending or, to the Knowledge of the Company, threatened, in each case relating to Personal Information or any Acquired Company’s compliance with the applicable Privacy and Data Security Requirements.

3.12 Information Supplied. None of the information supplied or to be supplied by the Acquired Companies at the request of Artius for inclusion or incorporation by reference: (a) in any current report of Artius on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Artius’ stockholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by the Company with respect to (i) statements made or incorporated by reference in such filings with the SEC based on information supplied by Artius or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of the Company for use therein.

3.13 Litigation. There are no material Proceedings or, to the Knowledge of the Company, material investigations pending or, to the Knowledge of the Company, threatened against the Acquired Companies or any director, officer or employee of an Acquired Company (in their capacity as such), or, to the Knowledge of the Company, otherwise affecting the Acquired Companies or their property, assets or business. Neither the Acquired Companies nor any property, asset or business of the Acquired Companies is subject to or bound by any material Order. As of the date of this Agreement, there are no Proceedings pending or threatened by the Acquired Companies against any other Person.

3.14 Brokerage. Except as set forth on Section 3.14 of the Company Disclosure Letter, the Acquired Companies do not have any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Acquired Companies or Artius to pay any finder’s fee, brokerage or agent’s commissions or other like payments. No engagement letter between the Acquired Companies and any financial advisor provides for any continuing obligation following the Closing other than customary indemnification provisions.

3.15 Labor Matters.

(a) The Company has made available to Artius a complete list of all employees of the Acquired Companies as of the date hereof that shows with respect to each employee, as applicable, (i) the employee’s title or job description, job location, base salary or hourly wage rate, as applicable, any bonuses paid with respect to the fiscal year ended December 31, 2020, (ii) date of hire and (iii) leave status (including type of leave, and expected return date, if known). As of the date hereof, all employees of the Acquired Companies are legally permitted to be employed by the Acquired Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) No Acquired Company is a party to or negotiating any collective bargaining agreement or similar labor agreement with respect to employees of the Acquired Companies, and there are no labor unions or other organizations representing or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Acquired Companies. There are no strikes, work stoppages, slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Acquired Companies, and no such strikes, work stoppages, slowdowns, lockouts or other material disputes have occurred since the Lookback Date. Since the Lookback Date, (i) no labor union or other labor organization, or group of employees of an Acquired Company, has made a written demand for recognition or certification with respect to any employees of the Acquired Companies, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or, to the Knowledge of the Company, threatened union organizing activities with respect to employees of an Acquired Company, and (iii) there have been no actual or, to the Knowledge of the Company, threatened, material unfair labor practice charges against the Acquired Companies.

(c) Except as would not reasonably be expected to result in material Liabilities to the Acquired Companies, the Acquired Companies are, and since the Lookback Date, have been, in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including laws relating to employment practices, terms and conditions of employment, wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination or retaliation, disability rights, workers’ compensation, wrongful discharge, affirmative action, collective bargaining, workplace health and safety, immigration (including the completion of Forms I-9 for all employees in the United States and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. (i) there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Acquired Companies by any current or former employee or independent contractor of the Acquired Companies and (ii) since the Lookback Date, the Acquired Companies have not implemented any plant closing or mass layoff of its employees triggering notice requirements under the WARN Act, nor is there presently any outstanding Liability under the WARN Act with respect to any such actions since the Lookback Date, and as of the date hereof, no such plant closings or mass layoffs are currently planned or announced by the Acquired Companies.

(d) Except as would not reasonably be expected to result in material Liabilities to the Acquired Companies, since the Lookback Date, (i) the Acquired Companies have withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries, and other payments that have become due and payable to employees; (ii) the Acquired Companies have not been liable for any arrears of wages, compensation or related Taxes, penalties or other sums with respect to its employees; (iii) the Acquired Companies have paid in full to all employees, consultants, independent contractors and directors of the Acquired Companies all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees, consultants, independent contractors and directors of the Acquired Companies; and (iv) to the Knowledge of the Company, each individual who since the Lookback Date has provided or is providing services to the Acquired Companies, and has been classified as an independent contractor, consultant, leased employee, or other non-employee service provider has been properly classified, in all material respects, as such under all applicable Laws relating to wage and hour and Tax.

(e) Section 3.15(e) of the Company Disclosure Letter sets forth a correct and complete list as of the date hereof of (i) all current independent contractors and Persons that have a consulting or advisory relationship with the Acquired Companies, (ii) the location at which independent contractors, consultants and advisors are providing services, (iii) the rate of all regular, bonus or any other compensation payable to such independent contractors, consultants and advisors, and (iv) the start and termination date of any Contract binding any Person that has a current consulting or advisory relationship with the Acquired Companies. All agreements with independent contractors, consultants and advisors to the Acquired Companies can be terminated with no more than thirty (30) days’ advance notice and without cost or Liability (other than fees or payments due for services performed prior to such termination in accordance with the applicable written Acquired Company contract with such Person).

(f) To the Knowledge of the Company, no employee, consultant or independent contractor of an Acquired Company is, with respect to his or her employment by or relationship with an Acquired Company, in breach of the terms of any nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to an Acquired Company; or (ii) owed to any third party with respect to such Person’s employment or engagement by an Acquired Company. No senior executive has provided oral or written notice of any present intention to terminate his or her relationship with the Acquired Companies within the first twelve (12) months following the Closing.

(g) Since the Lookback Date, the Acquired Companies have used reasonable best efforts to investigate all sexual harassment or retaliation allegations in connection therewith which have been reported to the Company by employees. With respect to each such allegation deemed to have potential merit, the Acquired Companies have taken such corrective action that is reasonably calculated to prevent further improper conduct.

(h) Since the Lookback Date, (i) no allegations, claims or reports of sexual harassment or retaliation in connection therewith have been made to the Acquired Companies against or in respect of any employee of the Acquired Companies and (ii) the Acquired Companies have not entered into settlement agreements related to allegations, claims or reports of sexual harassment or retaliation in connection therewith by any employee of the Acquired Companies.

(i) Since January 1, 2020, the Acquired Companies have not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of their employees, nor have the Acquired Companies experienced any terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), in each case, for any reason relating to COVID-19. The Acquired Companies have not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

3.16 Employee Benefit Plans.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a list of each material Company Employee Benefit Plan (excluding (i) stock option awards granted pursuant to form award agreements made available to the Artius, and (ii) any Contract for the employment or engagement of any director, officer, employee or individual independent contractor that does not materially deviate from the Company’s standard forms which have been made available to Artius). With respect to each material Company Employee Benefit Plan, the Company has made available to Artius correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), or with respect to any material Company Employee Benefit Plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description (with all summaries of material modifications thereto); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service (the “IRS”); (iv) the most recently filed Form 5500 annual report with all schedules and attachments as filed; and (v) all current related material insurance Contracts, trust agreements or other funding arrangements.

(b) No Company Employee Benefit Plan promises or provides retiree medical, health or life insurance or other retiree welfare benefits to any Person, other than as may be required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such retiree medical, health or life insurance or other retiree welfare benefits, other than as may be required under Section 4980B of the Code or any similar state Law.

(c) No Company Employee Benefit Plan is, or has been within the six (6) years immediately preceding the date hereof (i) a multiemployer plan (as defined in Section 3(37) of ERISA), (ii) a multiple employer plan (within the meaning of Sections 4063/4064 of ERISA and Section 413(c) of the Code) or (iii) any other plan that is subject to Title IV of ERISA. During the six (6) years immediately preceding the date hereof, neither the Acquired Companies nor any ERISA Affiliate has (i) sponsored, participated in, contributed to, or had an obligation to contribute to, or had any Liability under or with respect to any pension plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code or (ii) incurred or, to the Knowledge of the Company, reasonably expects to incur any Liability pursuant to Title IV of ERISA.

(d) To the Knowledge of the Company, each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS, and to the Knowledge of the Company, nothing has occurred with respect to the participation of an Acquired Company in such plan that would reasonably be expected to cause the loss of the tax-qualified status or to materially adversely affect the qualification of such Company Employee Benefit Plan. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No Acquired Company has, nor to the Knowledge of the Company, has any other Person, engaged in any non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan since the Lookback Date. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the Acquired Companies. No Company Employee Benefit Plan is under audit or, to the Knowledge of the Company, is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Entity, nor is any such audit or investigation pending or, to the Knowledge of the Company, threatened. The Acquired Companies have not incurred (whether or not assessed), nor are reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. With respect to the participation of an Acquired Company in each Company Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are required to be made or paid by the Acquired Company have been timely made in accordance with the terms of the Company Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by the Acquired Company for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.

(e) Each Company Employee Benefit Plan that is subject to Section 409A of the Code and applicable guidance (if any) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder during the respective time periods in which such operational or documentary compliance has been required.

(f) The consummation of the Transactions, alone or together with any other event, will not (i) result in any payment or benefit becoming due or payable, to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director or independent contractor under a Company Employee Benefit Plan or otherwise, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture of any such benefit or compensation under a Company Employee Benefit Plan or otherwise, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Acquired Companies to any current or former officer, employee, director or independent contractor.

(g) No current or former officer, employee, director or individual independent contractor of the Acquired Companies has any right against the Acquired Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(h) Neither the execution nor delivery of this Agreement nor the consummation of the Transactions could reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). The Acquired Companies have not agreed to pay, gross-up, reimburse or otherwise indemnify any current or former officer, employee, director or individual independent contractor of the Acquired Companies for any Tax imposed under Section 4999 of the Code.

3.17 Insurance. The Acquired Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the Acquired Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the Acquired Companies operate (the “Insurance Policies”). Section 3.17 of the Company Disclosure Letter sets forth a list of all Insurance Policies maintained with respect to the business of the Acquired Companies. As of the date of this Agreement: (a) all of the Insurance Policies held by, or for the benefit of, the Acquired Companies as of the date of this Agreement with respect to policy periods that include the date of this Agreement are in full force and effect, and (b) the Acquired Companies have not received a written notice of cancellation or non-renewal of any of the Insurance Policies. The Acquired Companies are not in material breach of or default under, nor have they taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a material breach of or material default under, or permit a material increase in premium, cancellation, material reduction in coverage, or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the date of this Agreement, there have been no claims by or with respect to the Acquired Companies under any Insurance Policy as to which coverage has been denied or disputed in any material respect by the underwriters of such Insurance Policy.

3.18 Compliance with Laws; Permits.

(a) The Acquired Companies are, and since the Lookback Date have been, in compliance with all Laws applicable to the Acquired Companies or conduct of the business of the Acquired Companies, except as would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies have not received any uncured written notices from any Governmental Entity or any other Person alleging a material violation of any such Laws.

(b) The Acquired Companies hold all material permits, licenses, registrations, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Entity, required for the ownership and use of their assets and properties or the conduct of their business (including for the occupation and use of the Owned Real Property and Leased Real

Property) as currently conducted (collectively, “Permits”) and all such Permits are valid and in full force and effect, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect. The Acquired Companies are not in material default under any such Permit and, to the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a material default under such Permit, and no Proceeding is pending or, to the Knowledge of the Company, threatened, to suspend, revoke, withdraw, modify or limit any such Permit in a manner that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Acquired Companies do not produce, design, test, manufacture, fabricate, or develop any critical technologies (as defined in 31 C.F.R. § 800.215).

(d) This Section 3.18 shall not apply to Tax matters, with respect to which shall be as set forth in Section 3.8.

3.19 Title to Assets; No Bankruptcy; Sufficiency of Assets.

(a) The Acquired Companies have legal and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of their tangible assets (collectively, the “Assets”), in each case free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Acquired Companies are not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar Proceeding.

3.20 Anti-Corruption Compliance.

(a) In connection with or relating to the business of the Acquired Companies, no Acquired Company, nor any director, officer, manager or employee, nor, to the Knowledge of the Company, any agent or third-party representative of an Acquired Company (in their capacities as such): (i) has promised, offered, made, authorized, solicited, agreed to receive or received any bribe, as defined under the Anti-Corruption Laws, or any rebate, payoff, influence payment or kickback, (ii) has used or is using any corporate funds for any contributions, gifts, entertainment, hospitality, travel, in each case, to the extent illegal under the Anti-Corruption Laws, or (iii) has, directly or indirectly, made, offered, promised or authorized, solicited, received or agreed to receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or any other advantage, or anything else of value, regardless of form or amount, to or from any Government Official (or another person at their request or acquiescence) or other Person, in each case, in violation of applicable Anti-Corruption Laws.

(b) There are no (and there have been no) pending legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, or other whistleblower complaints or reports alleging (i) any such unlawful payments, contributions, gifts, entertainment, bribes, rebates, kickbacks, financial or other advantages or (ii) any other violation of any Anti-Corruption Law.

3.21 Anti-Money Laundering Compliance.

(a) The Acquired Companies maintain procedures reasonably designed to prevent money laundering and otherwise to ensure material compliance with all applicable Anti-Money Laundering Laws. There are no matters of material non-compliance with any Anti-Money Laundering Law that any Governmental Entity has required the Acquired Companies to correct.

(b) No Acquired Company nor any of their directors, officers or employees nor, to the Knowledge of the Company, agents or third-party representatives (in their capacities as such) has engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no current or pending or, to the Knowledge of the Company, threatened in writing, legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by the Acquired Companies or any of their directors, officers, managers, or employees.

3.22 Affiliate Transactions. Except as set forth on Section 3.22 of the Company Disclosure Letter, (x) except for, in the case of any employee, officer or director, any employment, compensation, benefit, indemnification or expense reimbursement Contract, advance made in the ordinary course of business or Contract with respect to the issuance of equity in the Acquired Companies and agreements which terminate as of the Effective Time pursuant to the Company Transaction Support Agreements, the Acquired Companies are not a party to any transaction, agreement, arrangement or understanding with any (i) executive officer or director of the Acquired Companies, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the Company, (iii) Affiliate of any of the foregoing or (iv) “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of the individuals described in clause (i) of this paragraph and (y) no such Person (i) owes any amount to the Acquired Companies or (ii) owns any material assets, tangible or intangible, of the business of the Acquired Companies as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Company Affiliated Transactions”).

3.23 Compliance with Applicable Sanctions and Embargo Laws.

(a) Neither the Acquired Companies, any of their directors, officers, managers, employees, nor, to the Knowledge of the Company, agents or third-party representatives, is or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in connection with the business of the Acquired Companies; or (iii) in violation of any applicable Sanctions or applicable Export Control Laws or U.S., European Union or United Kingdom anti-boycott requirements (the “Trade Control Laws”), in connection with the business of the Acquired Companies.

(b) There are no formal legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations by the Acquired Companies of the Trade Control Laws.

3.24 Environmental Matters.

(a) The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, except any noncompliance that would not reasonably be expected to result in material liability.

(b) The Company and its Subsidiaries possess, and have been and are in compliance (except any noncompliance that would not reasonably be expected to result in material liability) with, all Permits required by applicable Environmental Laws, such Permits are in full force and effect, all applications as necessary for renewal of such Permits have been timely filed, and such Permits contain no terms or conditions that will require material changes or limitations on the activities and operations of Company or its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has received any notice alleging noncompliance by the Company or any of its Subsidiaries with respect to any Environmental Law or Permit required by applicable Environmental Laws, except as would not reasonably be expected to result in material liability.

(d) There is no material Proceeding or information request pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries either pursuant to Environmental Law or arising from the Release or presence of or exposure to Hazardous Substances.

(e) Neither the Company nor any of its Subsidiaries (i) is a party to or subject to the provisions of any material Order pursuant to Environmental Law or (ii) has assumed by Contract any material liabilities or obligations pursuant to Environmental Laws.

(f) There has been no Release or presence of or exposure to any Hazardous Substance, whether on or off the property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries, that would reasonably be expected to result in material liability or a requirement for notification, investigation or remediation by the Company or any of its Subsidiaries under any Environmental Laws.

(g) No Liens pursuant to Environmental Laws have been or are imposed on the property owned or operated by the Company or any of its Subsidiaries, and to the Knowledge of the Company, no such Liens have been threatened.

(h) The Company has delivered to, or has otherwise made available for inspection by Artius, all material written assessments, audits, investigation reports, studies, test results or similar environmental documents in the possession of the Company or any of its Subsidiaries related to environmental, health or safety matters or Hazardous Substances.

3.25 Inspections; Artius’ Representations. The Company has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Company agrees to engage in the Transactions based upon its own inspection and examination of Artius and on the accuracy of the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by Artius pursuant to this Agreement (the “Definitive Artius Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Artius or its Affiliates or Representatives, except for the Definitive Artius Representations. The Company specifically acknowledges and agrees to Artius’ disclaimer of any representations or warranties other than the Definitive Artius Representations, whether made by either Artius or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or any of its Affiliates or any of their respective representatives by Artius or any of its Affiliates or representatives), other than the Definitive Artius Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 3.25, neither Artius nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Artius Representations, Artius has not made any other express or implied representation or warranty with respect to Artius, its assets or Liabilities, the businesses of Artius or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ARTIUS AND MERGER SUB

Except as disclosed in (a) Artius’ Disclosure Letter (subject to Section 8.13) and (b) the Artius SEC Documents filed with or furnished to the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Artius SEC Documents and excluding any disclosures in the “Risk Factors” or “Forward Looking Statements” sections that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally of a predictive or cautionary nature or related to forward-looking in nature (it being acknowledged that nothing disclosed in such a Artius SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability)), Artius and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization; Authority; Enforceability.

(a) Artius has been duly incorporated as an exempted company with limited liability in the Cayman Islands and, until the occurrence of the Domestication, is and will be validly existing and in good standing under the laws of the Cayman Islands. Upon the occurrence of the Domestication, Artius will be duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Artius and Merger Sub is (i) qualified to do business and is in good standing (or the equivalent, and where such concept of good standing is applicable) as a foreign entity in each jurisdiction in which the conduct of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have an Artius Material Adverse Effect and (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. Each of Artius and Merger Sub has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b) The execution, delivery and performance of this Agreement, the Ancillary Agreements to which Artius or Merger Sub is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Artius or Merger Sub board of directors action on the part of Artius or Merger Sub, as applicable. Subject to the receipt of the Required Artius Vote, no other corporate proceedings on the part of Artius or Merger Sub (including any action by Artius Board or holders of Equity Interests of Artius or Merger Sub), are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Artius or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by Artius and Merger Sub at Closing will be, duly executed and delivered by Artius and Merger Sub and constitute valid and binding agreement of Artius and Merger Sub, enforceable against Artius and Merger Sub in accordance with their respective terms, subject to the Remedies Exceptions.

4.2 Capitalization.

(a) As of the date hereof, the authorized share capital of Artius consists of (i) 400,000,000 Artius Class A Ordinary Shares, (ii) 50,000,000 Artius Class B Ordinary Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Artius Preference Shares”). As of the date hereof and as of immediately prior to the Closing (without giving effect to the Artius Share Redemptions, the PIPE Investment, the Domestication, or the Artius Pre-Closing Conversion), (A) 72,450,000 Artius Class A Ordinary Shares are issued and outstanding, (B) 18,112,500 Artius Class B Ordinary Shares are issued and outstanding, (C) no Artius Preference Shares are issued and outstanding, and (D) 24,150,000 public warrants of Artius (“Artius Public Warrants”) and 11,326,667 private placement warrants of Artius (“Artius Private Warrants”, together with the Artius Public Warrants, the “Artius Warrants”) are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of Artius’ Disclosure Letter (the “Artius Warrants”). The exercise price of each Artius Warrant has not been reduced to an amount less than $11.50 per Artius Warrant. The Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of Artius that are issued and outstanding (without giving effect to the Artius Share Redemptions, the PIPE Investment, the Domestication, or the Artius Pre-Closing Conversion).

(b) Except as (x) set forth on Section 4.2(b) of Artius’ Disclosure Letter, or (y) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of Artius or Merger Sub:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which Artius or Merger Sub is a party or which are binding upon Artius or Merger Sub providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) neither Artius nor Merger Sub is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) neither Artius nor Merger Sub is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of Artius or Merger Sub; and

(v) neither Artius nor Merger Sub has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which Artius or Merger Sub is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of Artius and Merger Sub, have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Other than with respect to Merger Sub, Artius does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person. Artius owns all of the outstanding Equity Interests of Merger Sub, free and clear of any Liens.

(e) There are no securities or instruments issued by or to which Artius or the Sponsor is a party containing anti-dilution or similar provisions with respect to the equity interests of Artius that will be triggered by the consummation of the Transactions or the PIPE Investments, in each case, that have not been or will be waived on or prior to the Closing Date.

(f) The Aggregate Stock Consideration, when issued following the effectiveness of the Registration Statement and in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Artius Governing Documents, or any Contract to which Artius is a party or otherwise bound, other than Liens arising under applicable securities Laws or Liens arising under this Agreement or any Ancillary Agreement.

4.3 Brokerage. Except as set forth on Section 4.3 of Artius’ Disclosure Letter, neither Artius nor Merger Sub have incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of the Company or Artius to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

4.4 Trust Account. As of the date of this Agreement, Artius has at least seven hundred twenty-four million five hundred thousand dollars ($724,500,000) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Artius, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by Artius or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Artius. Artius has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by Artius or the Trustee. There are no any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Artius SEC Documents to be inaccurate in any material respect or (b) explicitly by their terms, entitle any Person (other than (i) the Artius Stockholders who shall have exercised their rights to participate in the Artius Share Redemptions pursuant to the Artius Governing Documents, (ii) the underwriters of Artius’ initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (iii) Artius with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. There are no Proceedings (or to the Knowledge of Artius, investigations) pending or, to the Knowledge of Artius, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, the conditions to the use of funds in the Trust Account will be satisfied and funds available in the Trust Account will be available to Artius at the Effective Time.

4.5 Artius SEC Documents; Controls.

(a) Artius has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since July 13, 2020, together with any amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Artius SEC Documents”). Each director and executive officer of Artius has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Artius has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Artius has made available to the Company true and correct copies of all amendments and modifications that have not been filed by Artius with the SEC to all agreements, documents and other instruments that previously had been filed by Artius with the SEC and are currently in effect. As of their respective dates, each of the Artius SEC Documents, as amended

(including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Artius SEC Documents. None of the Artius SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of a Artius SEC Document that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in the case of any other Artius SEC Document. As of the date hereof, (i) there are no outstanding comments from the SEC with respect to the Artius SEC Documents and (ii) to the Knowledge of Artius, none of the Artius SEC Documents filed on or prior to the date of this Agreement is subject to any ongoing SEC investigation or review. Artius is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(c) Each of the financial statements of Artius included in the Artius SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments, which have not been and would not reasonably be expected to individually or in the aggregate, be material) the financial position of Artius, as of their respective dates and the financial position, changes in stockholders equity, results of operations and the cash flows of Artius, for the periods presented therein. Each of the financial statements of Artius included in the Artius SEC Documents were derived from the books and records of Artius, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices. Artius has no off-balance sheet arrangements that are not disclosed in the Artius SEC Documents. No financial statements other than those of Artius are required by GAAP to be included in the consolidated financial statements of Artius.

(d) Since July 13, 2020, Artius has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Artius SEC Document. Each such certification is correct and complete. Artius maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning Artius is made known on a timely basis (as specified in the rules and forms of the SEC) to the individuals responsible for the preparation of the Artius SEC Documents to allow Artius’ principal executive officer and its principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to sections 302 and 906 of the Sarbanes-Oxley Act. As used in this Section 4.5(e), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of Artius’ status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Artius has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s or the board of director’s general or specific authorizations; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that Artius maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, Artius has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Artius to Artius’ independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Artius to record, process, summarize and report financial data. Artius has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Artius. There are no outstanding loans or other extensions of credit made by Artius to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Artius.

(f) Since July 13, 2020, there have been no material changes in Artius’ internal control over financial reporting. Neither Artius (including any employee thereof) nor Artius’ independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Artius, (ii) any fraud, whether or not material, that involves Artius’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Artius or (iii) any claim or allegation regarding any of the foregoing.

(g) Artius constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.6 Information Supplied. None of the information supplied or to be supplied by Artius for inclusion or incorporation by reference: (a) in any current report of Artius on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Entity with respect to the transactions contemplated hereby; (b) in the Registration Statement; or (c) in the mailings or other distributions to Artius’ stockholders or prospective investors with respect to the consummation of the transactions contemplated hereby or in any amendment to any of documents identified in clauses (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided that no representation or warranty is made by Artius with respect (i) to statements made or incorporated by reference in such filings with the SEC based on information supplied by the Company or its Affiliates for inclusion therein or incorporated by reference therein, (ii) any projections or forecasts included therein or (iii) any information or statements made or incorporated by referenced therein that were not supplied by or on behalf of Artius for use therein.

4.7 Litigation. There are no Proceedings or, to the Knowledge of Artius, investigations pending or, to the Knowledge of Artius, threatened against Artius or Merger Sub or, to the Knowledge of Artius, any director, officer or employee of Artius or Merger Sub (in their capacity as such), in each case that would reasonably be expected to prevent or materially impair the ability of Artius and Merger Sub to consummate the Transactions. Artius is not subject to or bound by any material Order. There are no material Proceedings pending or threatened by Artius or Merger Sub against any other Person.

4.8 Listing. Immediately prior to the Domestication, the issued and outstanding Artius Class A Ordinary Shares and the Artius Public Warrants (the foregoing, collectively, the “Artius Public Securities”) will be registered pursuant to Section 12(b) of the Securities Exchange Act and will be listed for trading on the NASDAQ. There is no Proceeding or investigation pending or, to the Knowledge of Artius, threatened against Artius by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Artius Public Securities or prohibit or terminate the listing of the Artius Public Securities on the NASDAQ. Artius has taken no action that is designed to terminate the registration of the Artius Public Securities under the Securities Exchange Act. Artius has not received any written or, to the Knowledge of Artius, oral deficiency notice from the NASDAQ relating to the continued listing requirements of the Artius Public Securities.

4.9 Investment Company. Neither Artius nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act of 1940.

4.10 Noncontravention.

(a) Except for the filings pursuant to Section 6.7, the receipt of the Required Artius Vote, the filing and recordation of the Certificate of Merger as required by the DGCL and subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.10(b) and any other notifications to be provided in the Ordinary Course of Business, the execution, delivery and performance of this Agreement by Artius and Merger Sub and the consummation by Artius and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under or (v) result in the creation of any Lien upon its Equity Interests under, in the case of each of clauses (i) through (v), (A) any material Contract or lease to which Artius or Merger Sub is a party, (B) any Governing Document of Artius or Merger Sub or (C) any Law or Order to which Artius or Merger Sub is bound or subject, with respect to the foregoing clause (A), clause (B) or clause (C), except as (1) would not have an Artius Material Adverse Effect or (2) prevent, materially impair or materially delay the consummation of the Transactions.

(b) Except for the filings pursuant to Section 6.7 and the applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, the consummation by Artius and Merger Sub of the transactions contemplated by this Agreement and the Ancillary Agreements do not (i) require any approval under, from or pursuant to, or (ii) require any filing with, any Governmental Entity under or pursuant to any Law or Order to which Artius or Merger Sub is bound or subject, except as would reasonably be expected to be material to Artius or Merger Sub, as applicable.

(c) Artius and Merger Sub are not in violation of any of their respective Governing Documents except as would not have an Artius Material Adverse Effect.

4.11 Business Activities.

(a) Since its organization, other than as described in the Artius SEC Documents, Artius has not conducted any material business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Artius Governing Documents, there is no Contract, commitment, or Order binding upon Artius or to which Artius is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Artius or any acquisition of property by Artius or the conduct of business by Artius after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to Artius.

(b) Except for this Agreement and the transactions contemplated by this Agreement, Artius has no interests, rights, obligations or Liabilities with respect to, and Artius is not party to, bound by nor are any of its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Artius has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of Artius as of December 31, 2020 (the “Artius Balance Sheet”); (ii) Liabilities which have arisen after the date of the Artius Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this Agreement, the Ancillary Agreements or the performance by Artius of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of Artius or the Sponsor, including with respect to legal, accounting or other advisors incurred by Artius in connection with the transactions contemplated by this Agreement.

(d) Neither Artius nor Merger Sub is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.12 Tax Matters. Except as set forth on Section 4.12 of Artius’ Disclosure Letter:

(a) Artius has timely filed all Income Tax Returns and other material Tax Returns required to be filed by it pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income Tax Returns and other material Tax Returns filed by Artius are correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. All material Taxes due and payable by Artius have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Artius has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem, value added, and similar Taxes and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where Artius does not file a particular type of Tax Return, or pay a particular type of Tax, that Artius is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction which claim has not been settled or resolved. The Tax Returns of Artius made available to the Company, if any, reflect all of the jurisdictions in which Artius is required to file Tax Returns or remit a material amount of Income Tax.

(d) Artius is not currently nor has it been the subject of any Tax Proceeding with respect to any material Taxes or Tax Returns of or with respect to Artius, no such Tax Proceeding is pending and no such Tax Proceeding has been threatened, in each case, that has not been settled or resolved. All material deficiencies for Taxes asserted or assessed in writing against Artius have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of Artius, no such deficiency has been threatened or proposed against Artius.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to Artius or extending a period of collection, assessment or deficiency for Taxes due from or with respect to the Artius, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. Artius is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return not previously filed. No private letter ruling, administrative relief, technical advice, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of Artius that would have a material adverse effect on Artius following the date of the Artius Balance Sheet.

(f) Artius does not “participate” and has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) Artius will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws) or open transaction; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received outside the Ordinary Course of Business prior to the Closing; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested prior to the Closing (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing.

(h) There is no Lien for Taxes on any of the assets of Artius, other than Permitted Liens.

(i) Artius has no Liability for Taxes or any portion of a Tax (or any amount calculated with respect to any portion of a Tax) of any other Person as a successor or transferee, by contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). Artius is not party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement, or ever been a party to any joint venture, partnership or other arrangement that is properly treated as a partnership for Tax purposes.

(j) Artius is and has at all times since its formation been properly classified as an association taxable as a corporation for U.S. federal (and, where applicable, state and local) income Tax purposes.

(k) Artius has not taken any action (nor permitted any action to be taken), and are not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(l) Artius is not and has never been a “United States Real Property Holding Corporation” within the meaning of Section 897 of the Code.

(m) Artius is not eligible for the benefits of a special tax regime or contractual arrangement or other tax holiday or similar arrangement under federal, state, local or foreign law (including an exemption from or reduction in the rate of otherwise applicable Tax), for which it is not fully in compliance with all relevant requirements. To the extent Artius is eligible for such benefits, this Agreement and the closing of the Transaction/transactions contemplated hereunder will not end or otherwise affect such eligibility.

(n) Artius has not prior to Closing constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Sections 355 and 361 of the Code.

4.13 Affiliate Transactions. Except as set forth on Section 4.13 of Artius’ Disclosure Letter, (x) Artius is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of Artius, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Artius or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing and (y) no Person described in the foregoing clause (x) (i) owes any amount to Artius or (ii) owns any material assets, tangible or intangible, of the business of Artius as operated as of the date hereof (such Contracts or arrangements described in clauses (x) and (y), “Artius Affiliated Transactions”).

4.14 Compliance with Laws. Artius is, and has been since its incorporation, in compliance in all material respects with all Laws applicable Artius or to the conduct of the business of Artius, holds all required Permits, except where such failure would not reasonably be expected to have an Artius Material Adverse Effect, and no uncured written notices have been received by Artius from any Governmental Entity or any other Person alleging a material violation of any such Laws. This Section 4.14 shall not apply to Tax matters, with respect to which shall be as set forth in Section 4.12.

4.15 Employees. Other than any Artius Executives, Artius and Merger Sub do not and have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Artius Executives and directors in connection with activities on Artius’ behalf in an aggregate amount not in excess of the amount of cash held by Artius outside of the Trust Account, Artius has no unsatisfied material liability with respect to any employee, officer or director. Artius and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

4.16 PIPE Investment. Artius has delivered to the Company true, correct and complete copies of each of the Subscription Agreements. As of the date hereof, the Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Artius. Each Subscription Agreement is a legal, valid and binding obligation of Artius, enforceable against Artius in accordance with its terms subject to the Remedies Exceptions and, to the Knowledge of Artius, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. There are no other agreements, side letters, or arrangements between Artius and any PIPE Investor relating to any Subscription Agreement or the PIPE Investment that could affect the obligation of such PIPE Investors to purchase the shares of Artius Class A Common Stock in the PIPE Investment equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. As of the date hereof, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Artius under any material term or condition of any Subscription Agreement and, as of the date hereof, Artius has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Artius Class A Common Stock in the PIPE Investment in the commitment amount set forth in the Subscription Agreements on the terms therein.

4.17 Inspections; Company Representations. Artius is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the Company. Artius has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Artius agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the Company and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by the Company pursuant to this Agreement (the “Definitive Company Representations”) and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for the Definitive Company Representations. Artius specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by either the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Artius or any of its Affiliates or any of their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Artius or any of its Affiliates or any of their respective representatives by Artius or any of its Affiliates or representatives), other than the Definitive Company Representations. Artius specifically acknowledges and agrees that, without limiting the generality of this Section 4.17, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Artius specifically acknowledges and agrees that except for the Definitive Company Representations, the Company has not made any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the businesses of the Company or the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V

INTERIM OPERATING COVENANTS

5.1 Interim Operating Covenants of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the date this Agreement is terminated pursuant to and in accordance with Section 7.1 (such period, the “Pre-Closing Period”), unless Artius shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except (i) as specifically contemplated by this Agreement or the Ancillary Agreements, (ii) as set forth on Section 5.1(a) of the Company Disclosure Letter, or (iii) actions taken or omitted to be taken that are determined to be necessary, in the Company’s reasonable discretion, in response to or related to the actual or anticipated effect of COVID-19; provided, however, that, the Company shall notify Artius prior to taking any action pursuant to this clause (iii) or, if such prior notice is not reasonably practicable, as promptly as practicable after taking such action, the Acquired Companies shall conduct and operate their business in the Ordinary Course of Business and use commercially reasonable efforts to (A) maintain and preserve substantially intact their present business organization and relationships with customers, suppliers and others having material business dealings with the Acquired Companies and (B) keep available the services of their officers and employees.

(b) In furtherance of and without limiting the covenants set forth in Section 5.1(a), during the Pre-Closing Period, except (i) as specifically contemplated by this Agreement or the Ancillary Agreements or (ii) as set forth on Section 5.1(b) of the Company Disclosure Letter, unless Artius shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing, the Acquired Companies shall not:

(i) amend or otherwise modify any of the Governing Documents of an Acquired Company;

(ii) make any material changes to their accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iii) sell, issue, assign, transfer, pledge, convey or otherwise dispose of (A) any Equity Interests of the Acquired Companies or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Acquired Companies to issue, deliver or sell any Equity Interests of the Acquired Companies, in each case, other than upon the exercise or settlement of awards outstanding under any Company Employee Benefit Plan in effect on the date of this Agreement in accordance with their present terms;

(iv) redeem, purchase or otherwise acquire any Equity Interests or other securities of the Acquired Companies, other than redemptions of equity securities from former employees, directors or other service providers upon the terms set forth in the underlying agreements governing such equity securities;

(v) declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to any equityholder of the Acquired Companies;

(vi) adjust, split, combine or reclassify any of the Acquired Companies’ Equity Interests or effect any other change in their capitalization;

(vii) (A) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (B) make any advances or capital contributions to, or investments in, any Person, or (C) amend or modify in any material respect any Indebtedness for borrowed money;

(viii) make, issue or forgive any loan to any Person, other than advances to the Acquired Companies’ directors, officers or employees in the Ordinary Course of Business;

(ix) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures consistent with the Company’s business plan made available to Artius or capital expenditures made in the Ordinary Course of Business not to exceed $5,000,000 in the aggregate and the capitalized portion of any labor;

(x) enter into any amendment or termination (other than an expiration in accordance with the terms thereof or any automatic renewals in accordance with the terms thereof) of, or waive compliance with, any Material Contract or Lease or enter into any Contract that if entered into prior to the date of this Agreement would be a Material Contract or Lease;

(xi) other than inventory and other assets acquired in the Ordinary Course of Business, acquire the business, properties or assets (including by merger, consolidation or acquisition of stock or by purchasing or receiving an exclusive license), including Equity Interests, of another Person;

(xii) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights (other than rights in Intellectual Property or Technology) or material assets (other than Intellectual Property or Technology) owned by, or leased or licensed to, an Acquired Company, except for (x) Permitted Liens and (y) as required or contemplated by this Agreement;

(xiii) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by the Acquired Companies not covered by insurance in excess of $100,000 individually or in excess of $1,000,000 in the aggregate, (x) granting injunctive or other equitable remedy against an Acquired Company, (y) which imposes any material restrictions on the operations of businesses of the Acquired Companies or (z) by the stockholders or any other Person which relates to the transactions contemplated by this Agreement;

(xiv) except as required under applicable Law or by the terms of any Company Employee Benefit Plan as in existence as of the date hereof, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the Acquired Companies, other than increases (including as part of the Company’s year-end salary, merit and/or cost-of-living review process) applicable to current employees of the Company other than executive officers and that do not exceed, in the aggregate, three percent (3%) of existing aggregate levels as of the date hereof for all current employees of the Company other than executive officers of the Company or five percent (5%) of existing base salary compensation as of the date hereof for any such individual, (B) become a party to, establish, materially amend (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), commence participation in, or terminate any Company Employee Benefit Plan, or any other plan, agreement or arrangement that would be a Company Employee Benefit Plan if in effect as of the date hereof, (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Employee Benefit Plan, (D) grant any new awards under any Company Employee Benefit Plan, (E) amend or modify any outstanding award under any Company Employee Benefit Plan, (F) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization respecting employees of the Acquired Companies, or (G) hire or engage any employee or consultant or terminate the employment or engagement, other than for cause, of any employee or consultant if such employee or consultant will receive, or does receive, annual base compensation (or annual base wages or fees) in excess of $200,000;

(xv) sell, lease, assign, transfer, convey, license, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens) in or on, any rights or assets (other than Intellectual Property or Technology or, in each case, any rights therein) owned by, or leased or licensed to, the Acquired Companies other than inventory or products in the Ordinary Course of Business;

(xvi) terminate, fail to renew, abandon, cancel, allow to enter into the public domain, let lapse, fail to continue to prosecute or defend, subject to any Lien (except for Permitted Liens), license (including through covenants not to sue, non-assertion provisions or releases, immunities from suit that relate to Intellectual Property or any option to any of the foregoing), sell, assign, transfer or otherwise dispose of any Company Intellectual Property, except for abandonment of such Company Intellectual Property that the Company determines in its reasonable judgment, in the Ordinary Course of Business, is immaterial to the Acquired Companies;

(xvii) disclose any Trade Secrets and any other confidential information of any Acquired Company to any Person other than to Persons who have executed such binding confidentiality agreements or agreements with comparable restrictions on the use or disclosure of confidential information;

(xviii) fail to maintain any insurance policies of the Acquired Companies (other (A) than substitution of an insurance policy by an insurance policy on terms, including coverage, no less favorable to the Acquired Companies than the insurance policy so replaced and from a carrier of the same creditworthiness or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or applicable);

(xix) enter into any new line of business outside of the business currently conducted by the Acquired Companies as of the date of this Agreement.

(xx) enter into, renew or modify any Company Affiliated Transaction;

(xxi) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.1 of the Company Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xxii) agree or commit to do any of the foregoing.

(c) Nothing contained in this Agreement shall be deemed to give Artius, directly or indirectly, the right to control or direct the Acquired Companies or any operations of the Acquired Companies prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control over its business and operations, and Arius’ consent shall not be required prior to the Company taking action otherwise prohibited by 5.1(b) if the Company reasonably believes that obtaining such consent would violate the HSR Act, provided that the Company promptly notifies Artius thereof.

5.2 Interim Operating Covenants of Artius.

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements, including pursuant to the Domestication, Artius Share Redemption or the PIPE Investment or as set forth on Section 5.2(a) of Artius’ Disclosure Letter, Artius shall not:

(i) other than in connection with the Domestication or with respect to the Artius Pre-Closing Conversion, amend or otherwise modify the Trust Agreement, that certain Private Placement Warrants Purchase Agreement, dated July 13, 2020, by and among the Sponsor and Artius (the “Artius Warrant Agreement”), the Artius Governing Documents, or the Governing Documents of Merger Sub, in each case in any manner that is adverse to the Company or Artius in any material respect;

(ii) withdraw any funds from the Trust Account, other than as permitted by the Artius Governing Documents or the Trust Agreement;

(iii) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(iv) except to the extent required by applicable Law, (1) make, change or revoke any material election relating to Taxes outside the Ordinary Course of Business consistent with past practice (other than as required by applicable Law), (2) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (3) consent to any extension or waiver of the statutory period of limitations applicable to any material Tax matter not disclosed in Section 5.2 of Artius’ Disclosure Letter (other than at the request of a taxing authority), (4) file any amended material Tax Return, (5) fail to timely file (taking into account valid extensions) any material Tax Return required to be filed, (6) fail to pay any material amount of Tax as it becomes due, (7) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (8) surrender any right to claim any refund of a material amount of Taxes, or (9) take or agree to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(v) other than in connection with a Artius Share Redemption, the PIPE Investment or the Artius Pre-Closing Conversion, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (x) any of its Equity Interests, or (y) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating Artius or Sponsor to issue, deliver or sell any Equity Interests of Artius;

(vi) other than the Artius Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of Artius;

(vii) other than in connection with the Domestication, adjust, split, combine or reclassify any of its Equity Interests;

(viii) amend, modify or waive any of the material terms or rights set forth in any Artius Warrant, including any amendment, modification or reduction of the exercise price of any Artius Warrant;

(ix) compromise, commence or settle any pending or threatened Proceeding (w) involving payments (exclusive of attorney’s fees) by Artius not covered by insurance in excess of $2,000,000 individually or $5,000,000 in the aggregate, (x) granting material injunctive or other equitable remedy against Artius or (y) which imposes any material restrictions on the operations of businesses of Artius;

(x) enter into, renew or modify any Artius Affiliated Transaction, except as otherwise expressly permitted by this Section 5.2(a);

(xi) form any subsidiary of Artius other than Merger Sub;

(xii) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations;

(xiii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Artius or Merger Sub;

(xiv) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any contracts, agreements and arrangements (including engagement letters) with any of the financial advisors identified on Section 4.3 of Artius’ Disclosure Letter in a manner adverse to Artius or that would increase, add or supplement any Artius Transaction Expenses or enter into a contract or agreement that if entered into prior to the date of this Agreement would require the payment of amounts that would constitute Artius Transaction Expenses other than any services providers engaged by Artius for printing and filing services with respect to the PIPE Investment or printing, mailing and solicitation services with respect to the Proxy Statement and the Registration Statement;

(xv) (A) amend or otherwise modify the material terms of the Subscription Agreements (including amount, conditionality, subscriber identity, and registration rights) or (B) increase or decrease the PIPE Investment Amount;

(xvi) acquire the business, properties or assets (including by purchasing or receiving an exclusive license), including Equity Interests, of another Person); or

(xvii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Artius prior to the Closing. Prior to the Closing, Artius shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

ARTICLE VI

PRE-CLOSING AGREEMENTS

6.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable, as determined by each Party in its reasonable discretion (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. The Company shall use its reasonable best efforts, and Artius shall cooperate in all reasonable respects with the Company, to send the requisite notice to or to solicit and obtain all necessary waivers, consents, approvals, permits, orders or authorizations from third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including to obtain the consents of, (i) as applicable, the contractual counterparties to the Contracts listed on Section 6.1 of the Company Disclosure Letter and (ii) Her Majesty the Queen in Right of Canada (as represented by the Minister of Industry) pursuant to Section 10.2(b)(i) of the Strategic Innovation Fund Agreement, dated as of April 17, 2019, by and between Her Majesty the Queen in Right of Canada (as represented by the Minister of Industry), Origin Materials Canada Holding Ltd. and Micromidas Inc. (the “SIF Agreement”) prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent), and provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

6.2 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Artius shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with the Trust Agreement and the Artius Governing Documents, at the Closing, Artius shall (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) cause the Trustee to (x) pay as and when due all amounts payable to Artius Stockholders who shall have validly elected to redeem their Artius Class A Ordinary Shares pursuant to the Artius A&R Memorandum and Articles and direct and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement, except to the extent that such Deferred Discount is waived, (y) pay all amounts payable pursuant to Section 2.2 and (z) deposit the remaining monies in the Trust Account to Artius.

6.3 Listing; Public Filings.

(a) During the Pre-Closing Period prior to the Domestication, Artius shall use reasonable best efforts to ensure Artius remains listed as a public company on, and for the Artius Class A Ordinary Shares and Artius Public Warrants to be listed on, the NASDAQ. Prior to the Effective Time, Artius shall, to the extent required by the rules and regulations of the NASDAQ, prepare and submit to the NASDAQ a notification form for the listing of the Artius Class A Common Stock, and to cause such shares to be conditionally approved for listing (subject only to official notice of issuance).

(b) During the Pre Closing Period, Artius shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

6.4 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Artius, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

6.5 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the Company and Artius, as applicable (the “Disclosing Party”) shall afford the other Party and the officers, directors, employees, accountants, consultants, legal counsel, agents and other afford the representatives (collectively, “Representatives”) of such other Party (the “Recipient Party”) reasonable access, during normal business hours, to the properties, books and records, and senior management of the Disclosing Party, as applicable, and furnish to the Representatives of the Recipient Party such additional financial and operating data and other information regarding the business of the Disclosing Party as the Recipient Party or its Representatives may from time to time reasonably request. Notwithstanding the foregoing, neither the Company nor Artius shall be obligated to disclose any information that, in the reasonable judgment of such Party on advice of outside counsel, would result in the loss of attorney-client privilege with respect to such information or which would constitute a waiver of any other privilege or trade secret protection held by such Party; provided, that the Disclosing Party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege or waiver of any other privilege or trade secret protection. The Disclosing Party shall promptly advise the Recipient Party in such circumstances that the Disclosing Party or its Representatives is unable to comply with the Recipient Party’s requests for information pursuant to this Section 6.5 and the Disclosing Party shall use its reasonable best efforts to describe the types of information being withheld. The Recipient Party agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the Disclosing Party as a result of providing such access (which shall be treated as Transaction Expenses hereunder).

(b) Artius shall coordinate its access rights pursuant to Section 6.5(a) with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the Acquired Companies.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly disclose to Artius in writing any development, fact or circumstance of which the Company has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(c) to be satisfied.

(b) During the Pre-Closing Period, Artius shall promptly disclose to the Company in writing any development, fact or circumstance of which Artius has Knowledge, that causes or would reasonably be expected to result in the failure of the conditions set forth in Section 2.4(a) or Section 2.4(b) to be satisfied.

(c) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Artius, threatened in writing, against Artius or the Artius Board by any Artius Stockholder at any time during the Pre-Closing Period, Artius shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Artius shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such Proceeding.

(d) In the event that any Proceeding related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of the Company, threatened in writing, against the Company or the board of Directors of the Company by any Company Stockholder at any time during the Pre-Closing Period, the Company shall promptly notify Artius of any such Proceeding and keep Artius reasonably informed with respect to the status thereof. The Company shall provide Artius the opportunity to participate in (subject to a customary joint defense agreement), but not control and the defense of any such Proceeding, shall give due consideration to Artius’ advice with respect to such Proceeding.

6.7 Regulatory Approvals; Efforts.

(a) The Parties shall comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if applicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, waivers, permits, orders, actions or non-actions of any Governmental Entity that may be or become necessary in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly inform the other Parties of any material communication between itself (including its Representatives) and any Governmental Entity regarding any of the Transactions. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Party, to the extent necessary and advisable, shall provide a reasonable response to such request as promptly as reasonably practicable. All fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders shall be deemed to be Transaction Expenses hereunder, and allocated in the manner described in the definition thereof.

(b) The Parties shall keep each other apprised of the status of matters relating to the completion of the Transactions and, to the extent permissible, promptly furnish the other with copies of notices or other communications (other than any ministerial notices or other communications) between any Party (including their respective Affiliates and Representatives), as the case may be, and any third party or Governmental Entity with respect to such transactions. Each Party shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the Transactions. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone or video conference, with any Governmental Entity in connection with the Transactions unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each Party shall use its commercially reasonable efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under any United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.7, each Party shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 6.4, nothing in this Section 6.7 shall require the Company, Artius or any of their respective Affiliates, to take any action with respect to any of their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Artius or their respective Affiliates, or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, Artius or their respective Affiliates, any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Company, Artius or their respective Affiliates, or any interests therein.

6.8 Communications; Press Releases.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the Transactions or any matter contemplated by the foregoing shall not be issued without the prior written consent of Artius and the Company, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the Transactions consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Artius SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 6.8, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

6.9 Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, (x) Artius and the Company shall prepare mutually acceptable materials which shall include a preliminary Registration Statement (in which the Proxy Statement shall be included as a prospectus for purposes of obtaining approval of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting) and (y) Artius shall use its reasonable best efforts to cause its audited financial statements as of and for the year ended December 31, 2020 to be prepared by February 27, 2021 and to file such Registration Statement no later than ten (10) Business Days after the delivery of the Origin Financial Statements in accordance with Section 6.20.

(b) Each of Artius and the Company agrees to use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Artius further agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions.

(c) Each of Artius and the Company agrees to furnish to the other party all information concerning itself, its officers, directors and stockholders and such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, Proxy Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Artius or the Company to any regulatory authority (including the NASDAQ) in connection with the Transactions, including the Merger (the “Offer Documents”). The Registration Statement, Proxy Statement and any other Offer Documents shall be in a form mutually agreed by Artius and the Company.

(d) Prior to filing the Registration Statement, or any amendment thereof or supplement thereto, with the SEC, Artius will make available to the Company drafts of the Registration Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Registration Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts. No filing of, or amendment or supplement to, the Registration Statement, other than in the case of any amendment made pursuant to Section 6.9(g) and Section 6.9(e), will be made by Artius without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Artius will advise the Company, promptly after Artius receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of shares of Artius Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Artius shall cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Artius Board, as promptly as practicable following the Registration Statement becoming declared effective under the Securities Act. Artius will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form with all applicable SEC requirements and (ii) otherwise comply in all material respects with all applicable Law.

(e) Artius will notify the Company promptly of the receipt of any comments (written or oral) from the SEC or its staff with respect to the Registration Statement, the Proxy Statement or Offer Documents and of any request by the SEC or its staff or any other official of any Governmental Entity for amendments or supplements to the Registration Statements, the Proxy Statement or Offer Documents, and will supply the Company with copies of all correspondence between Artius or any of its representatives, on the one hand, and the SEC, or its staff or any other official of any Governmental Entity, on the other hand, with respect to the Registration Statements or Offer Documents. Artius shall permit the Company and its outside counsel to participate in all material discussions and meetings with the SEC and its staff relating to the Registration Statement, the Proxy Statement, this Agreement or the Transactions. Artius and the Company shall cooperate in the preparation of, and mutually agree upon (such agreement not to be unreasonably withhold or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. Artius shall inform the Company whenever any material event occurs that requires the filing of an amendment or supplement to the Registration Statements, Proxy Statement or Offer Documents and the Company shall promptly inform Artius whenever the Company discovers any event relating to Artius, the Company or any of their respective Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Registration Statement, Proxy Statement or Offer Documents.

(f) In connection with any filing Artius makes with the SEC that requires information about the Company or the Transactions to be included, the Company will, and will use reasonable best efforts to cause its representatives, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, to use reasonable best efforts to (i) cooperate with Artius, (ii) respond to questions about the Acquired Companies required in any filing or requested by the SEC in a timely fashion, and (iii) promptly provide any information reasonably necessary or advisable or otherwise reasonably requested by Artius or Artius’ representatives in connection with any filing with the SEC.

(g) If, at any time prior to the Artius Stockholder Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Artius shall promptly file an amendment or supplement to the Registration Statement containing such information. If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Acquired Companies, their businesses or any of the Company’s Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform Artius of such information, event or circumstance.

6.10 Artius Stockholder Meeting; Board Recommendation.

(a) Prior to or as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act, Artius shall, in accordance with applicable Law, NASDAQ rules and the Artius Governing Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of the Artius Stockholders (including any adjournment thereof, the “Artius Stockholder Meeting”) to be held as soon as reasonably practicable following the date that the Registration Statement is declared effective under the Securities Act for the sole purpose of obtaining approval of the Required Artius Vote (which meeting shall be held not more than thirty (30) days after the date on which Artius mails the Proxy Statement to the Artius Stockholders unless adjourned pursuant to this Section 6.10(a) or otherwise agreed in writing between the Parties). Artius will use its reasonable best efforts to solicit from the Artius Stockholders proxies in favor of the adoption of this Agreement and will take all other reasonable action necessary or advisable to obtain such proxies with respect to the Required Artius Vote and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law and the Artius Governing Documents, subject to the right of the Artius Board to make a Artius Change in Recommendation in accordance with Section 6.10(b) in response to an Intervening Event (it being further understood that such Artius Change in Recommendation shall not affect Artius’ obligations under this Section 6.10(a) to call, give notice of, convene and hold the Artius Stockholder Meeting and submit for the approval of the Artius Stockholders the Artius Stockholder Voting Matters thereat). Artius shall not adjourn the Artius Stockholder Meeting without the prior written consent of Company; provided that Artius, subject to the Artius A&R Memorandum and Articles, may adjourn the Artius Stockholder Meeting on one or more occasions for up to 30 Business Days in the aggregate (i) to the extent necessary to ensure that any supplement or amendment to the Registration Statement that Artius reasonably determines is necessary to comply with applicable Laws, is provided to the Artius Stockholders in advance of a vote on the adoption of this Agreement, (ii) to convene a quorum if, as of the time that the Artius Stockholder Meeting is originally scheduled, there are insufficient Artius Class A Ordinary Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Artius Stockholder Meeting, (iii) if, as of the time that the Artius Stockholder Meeting is originally scheduled, adjournment of the Artius Stockholder Meeting is necessary to enable Artius to solicit additional proxies required to obtain the Required Artius Vote or (iv) to seek withdrawals of redemption requests from Artius Stockholders, in each case of the foregoing clauses (i)-(iv), as determined by the Artius Board in good faith.

(b) The Registration Statement shall include a statement to the effect that the Artius Board has recommended that the Artius Stockholders vote in favor of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting (“Artius Board Recommendation”) unless the Artius Board shall have changed such recommendation in accordance with this Section 6.10(b). Neither the Artius Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, change, or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify, the Artius Board Recommendation (a “Artius Change in Recommendation”); provided that if, at any time prior to obtaining the Artius Required Vote, the Artius Board determines in good faith, after consultation with its outside legal counsel, that failure to make a Artius Change in Recommendation in response to an Intervening Event would be inconsistent with its fiduciary duties to Artius’ stockholders under applicable Law, then the Artius Board may make a Artius Change in Recommendation in response to an Intervening Event; provided, further, that Artius (to the extent lawful and reasonably practicable) first provides the Company with at least 48 hours advance written notice of such Artius Change in Recommendation describing in reasonable detail the reasons for such Artius Change in Recommendation and the material facts and circumstances relating to such Intervening Event.

6.11 Expenses. Except as otherwise provided in this Agreement (including in Section 2.2(c) with respect to the payment of Transaction Expenses by Artius effective upon the Closing), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

6.12 Directors and Officers.

(a) Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Surviving Corporation (i) shall maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Company Governing Documents as in effect as of the date of this Agreement (“D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable D&O Provisions, any employee, agent or representative of the Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), and (ii) shall not amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the D&O Provisions as it relates to any Company Indemnified Person without the written consent of such affected Company Indemnified Person (it being agreed that each Company Indemnified Person shall be a third party beneficiary of this Section 6.12) or as otherwise required by applicable Law. From and after the Effective Time, Artius shall cause the Surviving Corporation to indemnify and hold harmless each Company Indemnified Person against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Governing Documents as in effect as of the date of this Agreement or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). In the event that Artius or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all its properties and assets to any Person, Artius or the Surviving Corporation, as the case may be, shall cause proper provisions to be made so that the successors and assigns of Artius or the Surviving Corporation assume the obligations set forth in this Section 6.12.

(b) Tail Policy. At or prior to the Effective Time, the Surviving Corporation shall purchase and maintain in effect for a period of six (6) years thereafter, policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Company, the Surviving Corporation and Artius with respect to claims arising from facts or events that occurred on or before the Closing and of the type and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy (the “Tail Policy”); provided that in no event shall the Surviving Corporation be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Acquired Companies and Artius with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap.

6.13 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, Artius shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements, including maintaining in effect such Subscription Agreements and shall use its reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Subscription Agreements and otherwise comply with its obligations thereunder, and (ii) consummate the transactions contemplated by such Subscription Agreements at or prior to Closing and the Company shall cooperate with Artius in such efforts.

(b) Artius acknowledges and agrees that the Company shall be entitled to specifically enforce the obligations of the PIPE Investors to fund the subscription amounts set forth in the Subscription Agreements executed by such PIPE Investors and the provisions of each such Subscription Agreement of which the Company is an express third party beneficiary, on the terms and subject to the conditions set forth in each such Subscription Agreement. Artius shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), modify the subscription amount under any Subscription Agreement or reduce or impair the rights of Artius under any Subscription Agreement, permit or consent to any material amendment, supplement or modification to any Subscription Agreement, any material waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any material provision or remedy under, or any replacements of, any of the Subscription Agreements, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Artius Class A Common Stock contemplated thereby.

(c) Subject to Section 6.13(b) and in the event that all conditions in the Subscription Agreements have been satisfied, Artius shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on or prior to the Closing on the terms described therein, including (i) to enforce the rights of Artius under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Artius the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms; (ii) confer with the Company regarding timing of the expected Closing Date (as defined in the Subscription Agreements); and (iii) deliver notices to counterparties to the Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Subscription Agreements.

(d) Without limiting the generality of the foregoing, Artius shall give the Company, prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to such Party, (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement, (iii) of any amendment to any Subscription Agreement entered into by Artius that Artius was permitted to make without the prior written consent of the Company in accordance with Section 6.13(b) or (iv) if any portion of the PIPE Investment pursuant to the Subscription Agreements will not be funded in accordance with the terms of the applicable Subscription Agreement. Artius shall deliver all notices it is required to deliver under the Subscription Agreements on a timely basis in order to cause the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements at or prior to the Closing.

6.14 Stock Transactions. During the Pre-Closing Period, except as otherwise contemplated by this Agreement, the Company shall not, directly or indirectly, engage in any transactions involving or relating to the securities of Artius without the prior written consent of Artius.

6.15 Exclusivity.

(a) During the Pre-Closing Period, the Company shall not, and shall cause its controlled Affiliates, subsidiaries and its and their representatives, officers, agents, Affiliates, equityholders and any other person acting on its behalf (the “Related Parties”), not to, directly or indirectly, (i) solicit or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than Artius and the Sponsor and with respect to the PIPE Investment, the PIPE Investors (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or would reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through the Data Room) any information relating to the Acquired Companies or any of their assets or businesses, or afford access to the assets, business, properties, books or records of the Acquired Companies to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that would otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. The Company shall, and shall cause its Related Parties, and its and their representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Competing Transaction.

(b) During the Pre-Closing Period, subject to the right to withdraw or modify the Artius Board Recommendation in accordance with Section 6.10(b), Artius shall not, and shall cause its Related Parties not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and its representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Artius Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Artius Competing Transaction; (iii) furnish (including through the Data Room) any non-public information relating to Artius or any of its assets or businesses, or afford access to the assets, business, properties, books or records of Artius to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Artius Competing Transaction; (iv) approve, endorse or recommend any Artius Competing Transaction; or (v) enter into a Artius Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Artius Competing Transaction or publicly announce an intention to do so. Artius shall, and shall cause its Related Parties to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Artius Competing Transaction.

6.16 Tax Matters.

(a) Artius and the Company shall use their respective reasonable best efforts to cause the transactions contemplated herein to qualify for the Intended Tax Treatment, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken that could reasonably be expected to prevent, impair or impede the Intended Tax

Treatment. The Parties intend that, following the Merger, Artius shall cause the Surviving Corporation, directly or indirectly, to continue Artius’ historic business or use a significant portion of Artius’ historic business assets in a business, in each case, to the extent required pursuant to Treasury Regulations Section 1.368-1(d).

(b) This Agreement shall constitute and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(c) Artius and the Company shall prepare and file all Tax Returns consistent with, and shall not take any Tax reporting position inconsistent with, the Intended Tax Treatment, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Taxing Authority.

(d) Each Party shall promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger’s qualifying for the Intended Tax Treatment). In the event either Artius or the Company seeks a tax opinion from its respective tax advisor or the SEC requests or requires a tax opinion regarding the Intended Tax Treatment, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor (and in the case of an opinion requested or required by the SEC, both Artius and the Company shall use reasonable best efforts to cause their respective tax advisors to deliver such an opinion).

(e) Artius shall cause all Transfer Taxes to be paid. Artius or the Company, as required by Law shall prepare and file, or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Parties will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. Artius shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

6.17 Additional Support Agreements. As soon as reasonably practicable following the date hereof the Company shall use its reasonable best efforts to cause each Pre-Closing Holder not otherwise party to a Company Transaction Support Agreement to enter into and deliver an executed counterpart of the Company Transaction Support Agreement (“Additional Support Agreements”), provided, that Artius acknowledges and agrees that failure to obtain such Additional Support Agreements is not, and shall not be, a condition to Closing. The Company shall deliver true, correct and complete copies of each such fully executed Additional Support Agreements to Artius prior to the Closing.

6.18 Company Stockholder Approval. Unless this Agreement has been terminated in accordance with Article VII, upon the terms set forth in this Agreement and the Company Transaction Support Agreements, the Company shall obtain the Company Stockholder Approval promptly after the Registration Statement has been declared effective by the SEC and shall promptly deliver evidence of the same to Artius.

6.19 LTIP; ESPP. Prior to the effectiveness of the Registration Statement, Artius shall approve, and subject to receipt of the Required Artius Vote, adopt, (a) an equity incentive plan in a form mutually agreed by Artius and the Company (such agreement not to be unreasonably withheld) (the “LTIP”) that provides for the ability to grant cash and equity incentive awards to officers, directors, employees and other service providers of the Surviving Corporation and its Subsidiaries, with a total pool of awards of Artius Class A Common Stock not exceeding ten percent (10%) of the Fully-Diluted Artius Common Stock immediately following the Closing, with an annual “evergreen” increase of not more than five percent (5%) of the Fully-Diluted Artius Common Stock as of the day prior to such increase and (b) an employee stock purchase plan in a form mutually agreed by Artius and the Company (such agreement not to be unreasonably withheld) (the “ESPP”), that provides for the ability to grant stock purchase rights with respect to Artius Class A Common Stock to employees of the Surviving Corporation and its Subsidiaries, with a total pool of shares of Artius Class A Common Stock not exceeding one percent (1%) of the Fully-Diluted Artius Common Stock immediately following the Closing, with an annual “evergreen” increase of not more than one percent (1%) of the Fully-Diluted Artius Common Stock as of the day prior to such increase. “Fully-Diluted Artius Common Stock” means, following the Closing, the aggregate number of (i) shares of Artius Class A Common Stock and (ii) securities convertible into or exercisable for shares of Artius Class A Common Stock (whether vested or unvested). Notwithstanding the foregoing, the initial number of shares under the LTIP and ESPP, respectively, will be agreed to between the parties and based upon benchmarking against peer companies (taking into account the nature and geography of the business of the Acquired Companies as well as the fact that the Company will be a publicly listed company).

6.20 Delivery of Financial Statements(a) .

(a) The Company shall use its reasonable best efforts to provide Artius with the following items by February 27, 2021: audited financial statements, including consolidated balance sheets and consolidated statements of income and changes in equity and cash flows, of the Company and its Subsidiaries for the years ended December 31, 2020 and December 31, 2019, together with all related notes and schedules thereto, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the auditing standards of the PCAOB (the “Origin Financial Statements”).

(b) The Company shall also use its reasonable best efforts to: (i) provide Artius with the following items by February 27, 2021 (A) a draft of management’s discussion and analysis of financial condition and results of operations with respect to the periods Section 6.20(a), as necessary for inclusion in the Registration Statement, (B) all selected financial data of the Acquired Companies required by applicable rules and regulations and guidance of the SEC to be included in the Registration Statement and (C) all other audited and unaudited financial statements of the Company and any company or business units acquired by the Company required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement (including pro forma financial information); and (ii) provide Artius any necessary consents of the Company’s independent auditors to the inclusion of the Origin Financial Statements and other data and information in the Registration Statement.

6.21 Domestication. Subject to receipt of the Required Artius Vote, prior to the Closing, Artius shall cause the Domestication to become effective in any appropriate manner at the discretion of Artius, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Artius and the Company, together with the Interim Artius Certificate of Incorporation, in each case, in accordance with the provisions thereof and the DGCL, (b) completing and making and procuring all those filings required to be made with the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act (As Revised) in connection with the Domestication, (c) obtaining a certificate of de-registration from the Registrar of Companies of the Cayman Islands and (d) completing and making all filings required to be made with the SEC and the NASDAQ to list Artius Class A Common Stock on the NASDAQ. Immediately prior to the Closing, Artius shall adopt the Artius Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Interim Artius Certificate of Incorporation and the DGCL. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Artius Stockholder, (i) each Artius Class A Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Artius Class A Common Stock and (ii) each Artius Class B Ordinary Share outstanding immediately prior to the effective time of the Domestication shall be converted into one (1) share of Artius Class B Common Stock. The Company shall reasonably cooperate with Artius with respect to the Domestication.

6.22 Name Change. In connection with the Domestication, Artius shall change its name to “Origin Materials, Inc.”

6.23 Artius Warrants. By virtue of the Domestication and without any action on the part of any holder of Artius Warrants, each Artius Warrant that is outstanding immediately prior to the consummation of the Domestication shall, pursuant to and in accordance with the Artius Warrant Agreement, automatically and irrevocably be modified to provide that such Artius Warrant shall entitle the holder thereof to acquire shares of Artius Class A Common Stock rather than Artius Class A Ordinary Shares (after giving effect to the Domestication).

6.24 Section 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (a) obtain from each Person, if any, who could reasonably be expected to receive any payments and/or benefits that may be subject to an excise tax under Section 4999 of the Code or non-deductible under Section 280G of the Code in connection with the consummation of the transactions contemplated by this Agreement (without regard to Treasury Regulations Section 1.280G-1, Q&A 9), whether alone or together with any other event (a “Potential 280G Benefit”), a duly executed waiver with respect to any payments and/or benefits, if any, that may separately or in the aggregate constitute “parachute payments” within the meaning of Section

280G(b)(2) of the Code and the regulations promulgated thereunder) (each, a “280G Waiver”), and (b) submit to the Company Stockholders for approval in a manner that complies with Section 280G(b)(5)(B) of the Code the Potential 280G Benefits, such that, if approved by the Company Stockholders, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G(b)(2) of the Code and the regulations thereunder, and, if applicable, the Company shall deliver to Artius evidence reasonably satisfactory to Artius that (i) approval of the Company Stockholders was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite approval of the Company Stockholders was obtained with respect to any payments and/or benefits that were subject to the approval of the Company Stockholders (the “280G Approval”), or (ii) the 280G Approval was not obtained and as a consequence that such “parachute payments” shall not be made or provided, pursuant to the applicable 280G Waivers which were executed by the affected individuals prior to the Closing Date. At least five (5) Business Days prior to the date the Company submits the Potential 280G Benefits to the Company Stockholders, the Company shall provide to Artius a draft of all documents and calculations of the parachute payments contemplated in this Section 6.24. The Company will consider in good faith all reasonable comments that are made by Artius or its Representatives.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and Artius;

(b) by the Company or Artius by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the Transactions illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by the Company or Artius by written notice to the other Party or Parties if the consummation of the Transactions shall not have occurred on or before August 31, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any Party that has breached any of its representations, warranties, covenants or agreements under this Agreement and such breach is the primary cause of or has resulted in the failure of the Merger and the other Transactions to be consummated on or before such date;

(d) by the Company, if Artius breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to Artius by the Company, cannot be cured by the Outside Date or has not been cured by the earlier of (x) the Outside Date and (y) the date that is thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company if the Company is then in breach of any Company representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform would render the conditions precedent to Artius’ obligations to consummate the transactions set forth in Sections 2.4(b)(i) and 2.4(b)(ii) of this Agreement not capable of being satisfied;

(e) by Artius, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render any of the conditions precedent to Artius’ obligations to consummate the transactions set forth in Sections 2.4(b) and 2.4(b)(ii) of this Agreement not capable of being satisfied, and (ii) if after the giving of written notice of such breach or failure to perform to the Company, as applicable, by Artius, cannot be cured by the Outside Date or has not been cured by the date that is thirty (30) days after the receipt of such written notice and Artius has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Artius if Artius is then in breach of any Artius representation, warranty, covenant or agreement contained in this Agreement which breach or failure to perform would render the conditions precedent to the Company’s obligations to consummate the transactions set forth in Sections 2.4(c)(i) and 2.4(c)(ii) of this Agreement not capable of being satisfied;

(f) by Artius, if the Company fails to deliver the Company Stockholder Approval in accordance with Section 6.18 within five (5) Business Days following the date the Registration Statement has been declared effective by the SEC;

(g) by written notice from either the Company or Artius to the other if the Required Artius Vote is not obtained at the Artius Stockholder Meeting (subject to any adjournment thereof); provided, that, the right to terminate this Agreement under this Section 7.1(g) shall not be available to Artius if Artius has materially breached its covenant or agreement set forth in Section 6.10(b) or in Section 6.15(b) and such material breach is the primary cause of or has resulted in the failure of the Required Artius Vote to be obtained; or

(h) by the Company, if the Artius Board shall have made an Artius Change in Recommendation in accordance with Section 6.10(b) that is adverse to the Company.

7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 6.4, Section 6.8(a), Section 6.11, this Section 7.2 and Article VIII of this Agreement (the “Surviving Provisions”), and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its Willful Breach occurring prior to the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Artius and the Company. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Artius Stockholder Voting Matters at the Artius Stockholder Meeting so long as such amendment or waiver would not require the further approval of the Artius Stockholders under applicable Law without such approval having first been obtained.

8.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud or Willful Breach, (ii) as set forth in Section 7.2 or (iii) for claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Company shall have no liability to Artius, the Sponsor or their respective successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Artius Parties”) for any and all losses that are sustained or incurred by any of the Artius Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement. Except (i) in the case of Fraud, (ii) in the event of Willful Breach, (iii) as set forth in Section 7.2 or (iv) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 8.11, the Artius Parties shall have no liability to the Company and its Subsidiaries, successors and permitted assigns, officers, directors, managers, direct and indirect equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any and all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from or arising out of any breach of or inaccuracy in any of Artius’ representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) None of the representations, warranties or covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties or covenants shall survive the Closing and all such representations, warranties and covenants shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) this Article VIII and any corresponding definitions set forth in Article I.

8.3 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 6:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 8.2(b), notices, demands and other communications to the Parties shall be sent to the addresses indicated below:

Notices to the Company:	with copies to (which shall not constitute notice):

Micromidas, Inc. 930 Riverside Parkway, Suite 10 West Sacramento, CA 95605 Attention: John Bissell Rich Riley E-mail: legal@originmaterials.com	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 Attention: Peter Werner Garth Osterman E-mail: pwerner@cooley.com gosterman@cooley.com

Notices to Artius:	with a copy to (which shall not constitute notice):

Artius Acquisition Inc. 3 Columbus Circle, Suite 2215 New York, NY 10019 Attention: H. Boon Sim Email: boon@artiuscapital.com

Cleary Gottlieb Steen & Hamilton

One Liberty Plaza

New York NY 10006

Attention: Paul J. Shim

 Adam Brenneman

E-mail: pshim@cgsh.com

     abrenneman@cgsh.com

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Clare O’Brien

E-mail: cobrien@shearman.com

8.4 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 8.4 shall be null and void.

8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.6 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 8.6 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in

United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Artius if such information or materials have been uploaded to the electronic data site titled “Project Carbon” operated by Intralinks on behalf of the Company and to which Artius, Merger Sub or their representatives have been given access in connection with the Transactions (the “Data Room”) or otherwise provided to Artius’ representatives (including counsel) via electronic mail, in each case, no later than 12:01 a.m. eastern time on the day prior to the date of this Agreement. The Company will cause three (3) encrypted USB devices containing the content of the Data Room as of the date of this Agreement to be sent to Artius promptly after the date of this Agreement.

8.7 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions (including that certain letter of intent among Artius and the Company, dated as of January 14, 2021), whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions of this Agreement, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

8.8 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

8.9 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT,

TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each Party submits to the exclusive jurisdiction of first, the Court of Chancery of the State of Delaware or if such court declines jurisdiction, then to any court of the State of Delaware or the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

8.10 Trust Account Waiver. The Company acknowledges that Artius has established the Trust Account for the benefit of its public Artius Stockholders and certain other parties (including the underwriters of its initial public offering (the “Artius IPO”)), which holds proceeds of its initial public offering and certain private placements occurring simultaneously with the initial public offering (including interest accrued from time to time thereon). For and in consideration of Artius entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, for itself and its Subsidiaries and Affiliates it has the authority to bind, hereby agrees that, notwithstanding anything in this Agreement to the contrary, it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Artius Stockholders upon the redemption of their shares and (ii) the underwriters of Artius’ initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) (regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement and the Subscription Agreements) between Artius, on the one hand, and the Company, on the other hand, and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever; provided, however, that the foregoing waiver shall not limit or prohibit the Company or such Affiliates from pursuing a claim for specific performance or other equitable relief in connection with the Transactions or the Ancillary Agreements (including any claim for Artius to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Artius to induce Artius to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates that it has the authority to bind under applicable Law. To the extent the Company or any of its Affiliates that the Company has the authority to bind commences any action or proceeding against Artius or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Artius, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against Artius, its Affiliates or its representatives, the Company hereby acknowledges and agrees that the Company’s such Affiliates’ sole remedy shall be against assets of Artius or such Affiliate or representatives not in the Trust Account at such time and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

8.11 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, monetary damages, even if available, would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove actual damages or irreparable harm) to prevent breaches or threatened breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.11 shall not be required to provide any bond or other security in connection with any such injunction.

8.12 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder (other than in respect of the rights of the Company Indemnified Persons pursuant to Section 6.12 and Non-Party Affiliates pursuant to Section 8.14, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder).

8.13 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. Except to the extent expressly provided in this Agreement, the Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected therein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Disclosure Letters in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Disclosure Letters is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Company does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

8.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a corporation, partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, on behalf of itself and its applicable Non-Party Affiliates (as defined below) covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreement or any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, in each case, acting in such capacities, but in no case including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or in equity, in contract or tort, or otherwise) by or on behalf of such Party against any Non-Party Affiliate, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any Ancillary Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether at law or in equity, in contract or tort, or otherwise) based on, in respect of, or by reason of, such obligations or their creation; provided that the forgoing shall not limit the obligations of any Non-Party Affiliate under any Ancillary Agreement or any other documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such Ancillary Agreement or document, agreement or instrument, but only to the extent of the obligations of such Non-Party Affiliate thereunder. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 8.14.

8.15 Legal Representation.

(a) Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “Company Group”), on the one hand, and (y) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cooley LLP (“Cooley”), that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation. Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation) further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among the Company or any member of the Company Group, on the one hand, and Cooley, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation.

(b) Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other equity interests of Artius or the Sponsor or any of their respective directors, members, partners, officers, employees or affiliates (other than the Surviving Corporation) (collectively, the “Artius Group”), on the one hand, and (ii) the Surviving Corporation or any member of the Company Group, on the other hand, any legal counsel, including Cleary Gottlieb Steen & Hamilton LLP (“Cleary”), that represented Artius or the Sponsor prior to the Closing may represent the Sponsor or any other member of the Artius Group, in such dispute even though the interests of such persons may be directly adverse to

Artius, the Surviving Corporation, and even though such counsel may have represented Artius in a matter substantially related to such dispute, or may be handling ongoing matters for Artius, the Surviving Corporation or the Sponsor. Artius and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby between or among Artius, the Sponsor or any other member of the Artius Group, on the one hand, and Cleary, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Artius Group after the Closing, and shall not pass to or be claimed or controlled by Artius or, following the Closing, the Surviving Corporation.

8.16 Acknowledgements.

(a) Company. The Company specifically acknowledges and agrees to Artius’ disclaimer of any representations or warranties other than the Definitive Artius Representations, whether made by Artius or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company and its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company or its Affiliates or representatives by either Artius or the Sponsor or any of their respective Affiliates or representatives), other than the Definitive Artius Representations. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither Artius nor the Sponsor nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the Definitive Artius Representations, neither Artius nor Merger Sub makes, nor has Artius or Merger Sub made, any other express or implied representation or warranty with respect to Artius or Merger Sub, their assets or Liabilities, the businesses of Artius or Merger Sub or the transactions contemplated by this Agreement or the Ancillary Agreements. The Company specifically disclaims that it is relying upon or has relied upon any representations or warranties other than the Definitive Artius Representations.

(b) Artius and Merger Sub. Each of Artius and Merger Sub specifically acknowledges and agrees to the Company’s disclaimer of any representations or warranties other than the Definitive Company Representations, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Artius, the Sponsor, their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Artius, the Sponsor, their Affiliates or representatives by the Company or any of its Affiliates or representatives), other than the Definitive Company Representations. Each of Artius and Merger Sub specifically acknowledges and agrees that, without limiting the generality of this Section 8.16, neither the Company nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each of Artius and Merger Sub specifically acknowledges and agrees that except for the Definitive Company Representations, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the Company, its assets or Liabilities, the business of the Acquired Companies or the transactions contemplated by this Agreement or the Ancillary Agreements. Each of Artius and Merger Sub specifically disclaims that it is relying upon or has relied upon any representations or warranties other than those set forth in the Definitive Company Representations.

8.17 Equitable Adjustments. If, during the Pre-Closing Period, other than with respect to the Artius Pre-Closing Conversion, the outstanding shares of Artius Capital Stock shall have been changed into a different number of shares or a different class (with the prior written consent of the Company, to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (including any of the foregoing in connection with the Domestication), then any number or amount contained in this Agreement which is based upon the number of shares of Artius Capital Stock will be appropriately adjusted to provide to the Pre-Closing Holders and Artius Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, that, for the avoidance of doubt, no equitable adjustment shall apply with respect to the Artius Pre-Closing Conversion which modifies the ratio of conversion of the Artius Class B Ordinary Shares to Artius Class A Ordinary Shares (other than such modifications solely to provide to the Artius Class B Ordinary Shares the same economic effect as contemplated by this Agreement prior to such event). If, during the Pre-Closing Period the outstanding shares of the Company shall have been changed into a different number of shares or a different class (with the prior written consent of Artius to the extent required by this Agreement) by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement which is based upon the number of shares of the Company will be appropriately adjusted to provide to the Pre-Closing Holders and Artius Stockholders the same economic effect as contemplated by this Agreement prior to such event.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

ARTIUS ACQUISITION INC.

By:	/s/ H. Boon Sim
Name: H. Boon Sim
Title: Chief Executive Officer

ZERO CARBON MERGER SUB INC.

By:	/s/ H. Boon Sim
Name: H. Boon Sim
Title: President, Treasurer and Secretary

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement and Plan of Merger and Reorganization to be duly executed as of the date first above written.

MICROMIDAS, INC.

By:	/s/ John Bissell
Name: John Bissell
Title: President and Chief Executive Officer